OPTION AGREEMENT

BETWEEN:

MILL CITY GOLD CORP.

AND

GRANDVIEW GOLD INC.

DATED as of the 13th day of April, 2005

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

-i-

INDEX

ARTICLE 1	DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01	Definitions
1.02	Interpretation
1.03	Currency
1.04	Time of Essence
1.05	Modification
1.06	Waiver
1.07	Interpretation and Severability
1.08	Governing Law
1.09	Schedules

ARTICLE 2	REPRESENTATIONS AND WARRANTIES

2.01	Representations and Warranties of Mill City
2.02	Representations and Warranties of Grandview
2.03	Survival of Representations and Warranties
2.04	Disclosure
2.05	Covenants

ARTICLE 3	OPTION

3.01	Grant of Option
3,02	Entry on Property
3.03	Transfer of Property
3.04	Deficiencies in Title

ARTICLE 4	PAYMENTS AND EXPENDITURES

4.01	Option Payment Shares
4.02	Option Expenditures
4.03	Obligations and Options
4.04	Acceleration

ARTICLE 5	PERFORMANCE OF WORK

5.01	Standard of Care
5.02	Indemnification
5.03	Access to Property and Data
5.04	Payments Pursuant to Underlying Agreements

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

- ii -

ARTICLE 6	VESTING OF INTEREST

6.01	Exercise of Option

ARTICLE 7	TERMINATION

7.01	Termination of Agreement
7.02	Obligations of Optionee on Termination

ARTICLE 8	FORMATION OF JOINT VENTURE

ARTICLE 9	TRANSFER OF INTEREST

9.01	General
9,02	Limitations on Free Transferability
9.03	Pre-Emptive Right
9.04	Exception to Pre-Emptive Right

ARTICLE 10	AREA OF INTEREST

10.01	Notice of Acquisition
10.02	Exercise of Option
10.03	Failure to Exercise Option
10.04	Reimbursement of Costs of Acquisition

ARTICLE 11	CONFIDENTIALITY

11.01	General
11.02	Exceptions

ARTICLE 12	GENERAL PROVISIONS

12.01	Notice
12.02	Force Majeure
12.03	Further Assurances
12.04	Enurement
12.05	Other Business Opportunities
12.06	No Partnership
12.07	Effect on Letter Agreement

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

OPTION AGREEMENT

THIS AGREEMENT made as of the 13th day of April, 2005.

BETWEEN:

MILL CITY GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia, Canada

(hereinafter called “Mill City”)

OF THE FIRST PART,

- and -

GRANDVIEW GOLD INC., a corporation incorporated under the laws of the Province of Ontario, Canada

(hereinafter called “Grandview”)

OF THE SECOND PART.

                    THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto agree as follows:

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

1-1

ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01               Definitions

                      Where used or referred to in this Agreement:

“Affiliate” has the meaning assigned to it in the Canada Business Corporations Act, as amended;

“Area of Interest” means the area within a two (2) kilometre radius of the perimeter of the Property;

“Assets” means the Property, Products and all other tangible and intangible personal property now or hereafter held by the Operator for the benefit of the parties hereunder;

“Costs” means all items of outlay and expense whatsoever with respect to Operations;

“Effective Date” means July 27, 2004, being the date on which the Letter Agreement was accepted by Grandview and Carl A. Pescio;

“Expenditures” means all direct expenses of or incidental to Operations together with any and all costs, fees and expenses which may be paid to obtain feasibility, engineering or other studies or reports on or with respect to the Property. For greater certainty, the costs, fees and expenses of recording work for assessment credit under applicable legislation, including all payments due in respect of the Property to the county and the Bureau of Land Management are not included in Expenditures. There shall be added to and included in “Expenditures” reasonable charges by Grandview for services provided in connection with Operations by geologists in the employment of Grandview and reasonable charges for machinery, tools, equipment and camp facilities owned by Grandview and used or employed in Operations. There shall be added to and included in “Expenditures” a charge for Grandview's off-site and administration costs equal to 5% of all direct expenses and charges (except for payments pursuant to the Underlying Agreements other than those specifically authorized hereby);

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits or Products. Exploration may include all activities undertaken through to the completion of a Feasibility Study, if any, but shall not include construction of milling or processing facilities or commencement of commercial mining operations on the Property;

“Interest” means a party's interest in this Agreement;

“Joint Venture” means the joint venture which may be formed by the parties pursuant to Article 8;

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

1-2

“Joint Venture Agreement” means the agreement between the parties attached as Schedule C to this Agreement;

“Letter Agreement” means the agreement resulting from letter from Mill City dated July 15, 2004 and accepted by Grandview and Carl A. Pescio on July 27, 2004, as amended by a letter dated December 3, 2004 from Mill City and accepted by Grandview and Carl A. Pescio on December 29, 2004;

“Mining” means the mining, extracting, producing, handling, milling, beneficiation or other processing of Products;

“Operations” includes any and every kind of work and activity directed toward ascertaining the existence, location, quantity, quality or commercial value of minerals, including without limitation diamonds, which Grandview in its sole discretion elects to do or to have done on or in respect of the Property or the products derived there from and all expenditures in respect of or incidental to such work;

“Option” means the option granted by the Optionor to the Optionee to acquire a 60% undivided interest in the Property, as provided in Article 3 hereof;

“Prime Rate” means at any particular time the annual rate of interest announced from time to time by Royal Bank of Canada, main branch, Toronto, Ontario as a reference rate then in effect for determining floating rates of interest on Canadian dollar loans made in Canada and as to which from time to time a certificate of an officer of the said bank shall be conclusive evidence;

'Products” means all ores, minerals and mineral resources produced from the Property under this Agreement including, without limitation, diamonds;

“Property” means those mining claims and leases described in Schedule A and all mining claims and leases which may replace the same and all other interests in real property which are acquired and held subject to this Agreement;

“Transfer” means sell, grant, assign, encumber, pledge or otherwise commit or dispose of;

“Underlying Agreements” means the agreements between Mill City and Carl A. Pescio including those listed in Schedule B hereto and any amendments thereto from time to time;

“Underlying Royalties” means the royalties in favour of Carl A. Pescio provided for in the Underlying Agreements;

“Venture” means the business arrangement of the parties under this Agreement’

“Vesting Date” shall have the meaning given to it in Article 8 hereof.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

1-3

1.02               Interpretation

                      For all purposes of this Option Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)	“this Agreement” means this Option Agreement as it may from time to time be supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(b)	all references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(c)	the words “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d)	the headings of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof;

(e)	the words “including”, when following any general statement, term or matter, shall not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of a similar import) is used with reference thereof but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(f)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

1.03               Currency

                      Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

1.04               Time of Essence

                      Time is of the essence of this Agreement.

1.05               Modification

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

1-4

                      No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

1.06               Waiver

                      The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit that party’s right thereafter to enforce any provision or exercise any right.

1.07               Interpretation and Severability

                      In the event that any condition, covenant or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such condition, covenant or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

1.08               Governing Law

                      This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia.

1.09               Schedules

                      The following are the schedules incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule “A” — Property
Schedule “B” — Underlying Agreements
Schedule “C” — Joint Venture Agreement

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

2-1

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.01	Representations and Warranties of Mill City

Mill City represents and warrants to Grandview as follows:

(a)
that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(b)	that it will not breach any other agreement or arrangement by entering into or performing this Agreement.;

(c)	that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(d)
that no consent or approval of any third party or governmental agency is required for the execution, delivery or performance of this Agreement or the transfer or acquisition of any interest in the Assets;

(e)
Mill City owns and possesses and has good and marketable title to the Property free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever other than the Underlying Royalties and, without limiting the generality of the foregoing, Mill City has not entered into and there are not any agreements or options to grant or convey any interest in the Property or to pay any royalties with respect to the Property except as aforesaid;

(f)
the claims comprised in the Property have been duly and validly staked, located and recorded pursuant to all applicable laws and regulations in the State of Nevada and are in good standing and the information in Schedule A is accurate and no person has protested and to the best of Mill City’s knowledge there is no basis for protesting the recording of any such claims;

(g)
to the knowledge of Mill City there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims and other interests comprising the Property, nor to the best of Mill City’s knowledge is there any basis therefor or interest therein;

(h)
there are no writs, injunctions, orders or judgments outstanding, no law suits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Property, whether related to environmental, archaeological or similar

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

2-2

matters, or otherwise, nor, to Mill City’s knowledge, is there any basis for any such law suits, claims, proceedings or investigations being instituted or filed;

(i)	Mill City does not own or have any interest in any property that is adjacent to or contiguous with any Property;

(,j)	all taxes, rates or other levies of every nature and kind heretofore levied against the Property have been fully paid and satisfied;

(k)	Mill City is not a non-resident for the purposes of Section 116 of the Income Tax Act (Canada);

(1)
the Underlying Agreements have not been amended except as described in Schedule B attached hereto and constitute all of the agreements pertaining to the Property; each Underlying Agreement is a legal, valid, binding and enforceable agreement and there has been no act or omission and there is no state of acts existing which constitutes, or after notice or lapse of time or both would constitute a breach or default thereunder.

The representations and warranties contained in this Section 2.01 are provided for the exclusive benefit of Grandview and a breach of any one or more of them may be waived by Grandview in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

2.02	Representations and Warranties of Grandview

Grandview represents and warrants to Mill City as follows:

(a)
that it  has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(b)	that it will not breach any other agreement or arrangement by entering into or performing this Agreement.;

(c)	that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(d)
that no consent or approval of any third party or governmental agency is required for the execution, delivery or performance of this Agreement or the transfer or acquisition of any interest in the Assets;

The representations and warranties contained in this Section 2.02 are provided for the exclusive benefit of Mill City and a breach of any one or more of them may be waived by Mill City in whole

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

2-3

or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

2.03               Survival of Representations and Warranties

                      The representations and warranties contained in this Article 2 will not merge in the Joint Venture Agreement and shall survive the execution and delivery of the Joint Venture Agreement and shall continue in full force and effect.

2.04               Disclosure

                      Each of the parties represents and warrants to the other that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other party in order to prevent the representations in this Article 2 from being materially misleading.

2.05               Covenants

                      Each of the parties will:

(a)
from time to time give prompt notice to the other of any notice of default, lawsuit, proceeding, action or damages of which it becomes aware and which might affect it, the Assets or the title of any party to the Property; and

(b)
it will not, without the other’s prior written consent, conduct any property acquisition, exploration, claim staking or mining operations within the Area of Interest except as specifically authorized by this Agreement.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

3-1

ARTICLE 3
OPTION

3.01               Grant of Option

                      Mill City hereby grants to Grandview the sole and exclusive right and option exercisable in the manner described herein, to acquire a 60% undivided interest in the Property, free and clear of all liens, charges, encumbrances, security interests and adverse claims, except for and subject to the Underlying Agreements and the proportionate responsibility for the Underlying Royalties.

3.02               Entry on Property

                      Mill City hereby grants to Grandview, its servants, agents and independent contractors, the sole, exclusive and irrevocable right and option to:

(a)	enter upon and have immediate possession of the Property;

(b)	carry out Operations on the Property as Grandview may in its sole discretion determine;

(c)	bring and install on the Property and remove from time to time such buildings, plant, machinery, equipment, tools, appliances and supplies as Grandview may deem necessary; and

(d)	remove from the Property reasonable quantities of rocks, ores, mineral sand metals and to transport the same for the purpose of sampling, testing and assaying.

3.03               Transfer of Property

                      Upon Grandview acquiring a 60% undivided interest in the Property pursuant to Section 3.01, Mill City shall, as soon as practicable, deliver to Grandview duly executed transfers of the Property in immediately recordable form in favour of Grandview, free and clear of all liens, charges, encumbrances, securities interests and adverse claims. Grandview will as soon as possible record all transfers contemplated by this section 3.03 at its own cost with the appropriate government office to effect legal transfer of the Property into the name of Grandview, provided that Grandview shall hold the Property subject to the terms of the Joint Venture Agreement.

3.04               Deficiencies in Title

                      If Mill City’s title to the Property is now or at any time hereafter deficient, defective or encumbered in any way, such deficiency, defect or encumbrance may be remedied or removed by Grandview in which event the cost and related expenses thereof may at Grandview’s option be deducted from any amounts or payments which may be or become due or payable to Mill City hereunder or to Mill City under the Joint Venture Agreement or may be credited against the

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

3-2

Expenditures contemplated by Article 4 or at Grandview’s option may be recovered from Mill City. The provisions hereof will not merge in the Joint Venture Agreement.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

4-1

ARTICLE 4
PAYMENTS AND EXPENDITURES

4.01               Option Payment Shares

                      The parties acknowledge that in consideration of the grant of the Option Grandview has issued to Mill City an aggregate of 400,000 common shares in the capital of Grandview

4.02               Option Expenditures

                      In order to exercise the Option, Grandview must incur Expenditures of not less than $3,500,000 on or before August 31, 2007 where:

(a)	not less than $500,000 must be incurred on or before July 31, 2005 of which:

(i)
$58,111 has already been incurred by Grandview, such amount consisting of $36,000 in staking costs of new claims and a cash bond in the amount of $22,111 paid to the Bureau of Land Management for the Pony Creek exploration program; and

(ii)
CDN$160,000 will be deemed to have been incurred by Grandview upon the issuance by (Grandview of 118,500 common shares in the capital of Grandview to Mill City within ten (10) business days of the date hereof; it being acknowledged that such issuance is subject to regulatory approval and Grandview represents that such shares will not be subject to any resale restrictions except for a statutory hold period in Canada of four months and one day from the date of issue;

(b)	a cumulative total of not less than $1,500,000 must be incurred on or before July 31, 2006; and

(c)	a cumulative total of not less than $3,500,000 must be incurred on or before August 31, 2007.

4.03               Credit for Payments made to Carl Pescio

                      If Expenditures in the amounts as set out in Subsections 4.02(a) and (b) above are duly and punctually incurred by Grandview and this Agreement has not otherwise been terminated pursuant to Section 7.01, then the following amounts shall be credited against the amount of Expenditures that Grandview is required to incur pursuant to Subsection 4.02(c) above:

(a)	$75,000 that will have been paid by Grandview to Carl Pescio on or about June 1, 2005;

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

4-2

(b)	$100,000 that will have been paid by Grandview to Carl Pescio on or about June 1, 2006; and

(c)	$100,000 that will have been paid by Grandview to Carl Pescio on or about June 1, 2007.

4.03               Obligations and Options

                      The parties acknowledge and agree that while Grandview is obligated to issue the common shares referred to in Section 4.01, Grandview has the right and option but not the obligation to incur the Expenditures referred to in Section 4.02.

4.04               Acceleration

                      Grandview may accelerate the Expenditures contemplated by Section 4.02. Grandview may at any time from time to time pay to Mill City money in lieu of incurring Expenditures under Section 4.02, in which event Grandview shall be deemed to have incurred additional Expenditures in the same amount as the amount of any such payment and in satisfaction of such of the provisions of Section 4.02 as indicated by Grandview at the time of the making of such payment. Any excess payments or Expenditures made or incurred in any period will be carried forward and applied as a credit against the payment or Expenditures, as the case may be, to be made in the next succeeding period or periods. In addition, to the extent that Grandview has not completed its obligation for an applicable period, such remaining drilling obligation will be carried forward to be made in the next succeeding period.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

5-1

ARTICLE 5
PERFORMANCE OF WORK

5.01               Standard of Care

                      In exercising its rights under Section 3.02, Grandview shall keep the Property free from liens, maintain insurance with such limits and deductibles as would normally be maintained by a reasonably prudent operator in the circumstances, comply with all applicable laws, rules and regulations and carry out Operations in a good and workmanlike manner in accordance with generally accepted mining practice and, without limiting the generality of the foregoing, keep the site of any drilling and camp areas free from accumulation of waste materials, rubbish or garbage. The value of all work performed hereunder shall be recorded under applicable legislation for assessment credit against the Property to the greatest extent possible, except as the parties may otherwise agree.

5.02               Indemnification

                      Grandview shall indemnify and hold harmless Mill City and its directors, officers, employees, agents and representatives from and against all claims, debts, demands, suits, actions and causes of action whatsoever, and all losses, damages, fines, penalties, liabilities including without limitation environmental liabilities, costs and expenses (including legal expenses) whatsoever, which may be brought, made against, suffered or incurred by it arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property or the approaches thereto by Grandview or its servants or agents, including without limitation bodily injuries or death at any time resulting there from or damage to Property, unless due to the acts or omissions of Mill City or its servants or agents.

5.03               Access to Property and Data

                      Mill City shall at all reasonable times have access to the Property and to the technical data pertaining to the Property on reasonable notice to Grandview, provided that Mill City shall not interfere with Grandview’s operations hereunder. Grandview will provide summary reports to Mill City on the results obtained from Operations within 30 days following each calendar month.

5.04               Payments Pursuant to Underlying Agreements

                      Grandview covenants and agrees that, until such time as Grandview lets the option lapse by notice to Mill City in accordance with section 7.1, Grandview shall make all payments due to Carl A, Pescio pursuant to the Underlying Agreements, which payments shall be credited against the amount of Expenditures that Grandview is required to incur pursuant to Section 4.02(c) hereof; as provided in Section 4.03.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

6-1

ARTICLE 6
VESTING OF INTEREST

6.01               Exercise of Option

                      Upon Grandview incurring the Expenditures referred to in Section 4.02 and in the time contemplated thereby, Grandview shall without any further payment or action be deemed to have exercised the Option and it will thereupon acquire and be deemed to have acquired and be vested with a 60% undivided right, title and interest in the Property free and clear of all liens, charges, encumbrances, security interests and adverse claims other than the Underlying Agreement and except for proportionate responsibility for the Underlying Royalties.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

7-1

ARTICLE 7
TERMINATION

7.01	Termination of Agreement

This Agreement, except for Sections 5.02 and 7.02, shall forthwith terminate:

(a)	upon Grandview giving written notice to Mill City in accordance with Section 12.01;

(b)
upon the failure of Grandview to incur any of the Expenditures referred to in Section 4.02 by the dates specified therein and Mill City has given written notice to Grandview of the failure in accordance with Subsection 7.0 1(c) below; and

(c)
upon the expiration of thirty (30) days after service of notice to Grandview in writing by Mill City of a breach by Grandview of any condition or covenant herein contained to be observed or performed, if such breach has not theretofore been rectified.

7.02	Obligations of Optionee on Termination

If this Agreement is terminated pursuant to Section 7.01, Grandview shall:

(a)
leave in good standing for a period of at least 180 days from the date on which this Agreement is terminated under Section 7.01, those mineral claims comprised in the Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that Grandview brings into good standing after the date hereof;

(b)
within 90 days deliver to Mill City copies of all of the technical reports, maps, plans, photographs and drill logs of Grandview relating to the Property, provided that Grandview does not make any representation or warranty concerning the accuracy or completeness thereof;

(c)
within 180 days remove from the Property any machinery, buildings, structures, facilities, equipment and all other property of every nature and description erected, placed or situated thereon by Grandview; any property not so removed at the end of the 180 day period shall at the option of Mill City become the property of Mill City; and

(d)	within 180 days leave the working and camp site in a clean and environmentally acceptable condition.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

9-1

ARTICLE 8
FORMATION OF JOINT VENTURE

8.01               Joint Venture

                      Upon Grandview exercising the Option and incurring or causing to be incurred, the  Expenditures referred to in Section 4.02, and in the time contemplated thereby, whereupon Grandview shall be vested with a total of a 60% undivided interest in the Property pursuant to  Section 6.01 as of the date (the “Vesting Date”) on which Grandview incurred the Expenditures referred to in Section 4.02:

(a)                 Grandview shall prepare and provide to Mill City a proposed Program and Budget, as such  terms are defined in the form of Joint Venture Agreement attached hereto as Schedule “C” (the  “First Program and Budget”) within 90 days of the Vesting Date;

(b) Mill City shall, within sixty (60) days of receipt of the proposed First Program and Budget from Grandview, elect to either:

(i) convert its otherwise 40% interest in the Property into a 20% carried interest whereby:

(A)
notwithstanding any other provision in this Agreement, Mill City shall have a carried non-assessable 20% interest up to and including the date on which the Bankable Feasibility Study (as that term is defined in the form of Joint Venture Agreement attached hereto as Schedule “C”) is completed by Grandview and accordingly, shall have neither the right nor the obligation to contribute its 20% share of the Costs of any Programs or Budgets, which costs shall be borne entirely by Grandview as the Operator of the Property, as such terms are defined in the form of Joint Venture Agreement attached hereto as Schedule “C”; and

(B)
notwithstanding that Mill City is not entitled to contribute to Costs, pursuant to Section 8.01 (b)(i)(A) above, Mill City shall enjoy all of the other rights and benefits of a Participant with a 20% Participating Interest, as such terms are defined in the form of Joint Venture Agreement attached hereto as Schedule “C”; or

(ii)
accept the proposed First Program and Budget, whereupon Mill City and Grandview shall be deemed to have associated themselves into a joint venture on the terms and conditions contained in the form of the Joint Venture Agreement attached hereto as Schedule “C”; Grandview shall complete the date on page 1 of the Joint Venture Agreement which shall be the Vesting Date and complete Schedule A thereto with a description of the Property; and each of the parties shall then execute

9-2

and deliver to the other a copy of the Joint Venture Agreement, it being understood by Grandview and Mill City that the terms of the Joint Venture Agreement shall come into effect as of the Vesting Date without it having been executed by any party; and

(c)                If Grandview does not provide Mill City with a proposed First Program and Budget within 90 days of the Vesting Date, then Mill City may, at any time before Grandview provides a proposed First Program and Budget, prepare and provide to Grandview its own First Program and Budget (the “Mill City Program and Budget”) after which:

(i)
unless Grandview approves the Mill City Program and Budget and elects within sixty (60) days of receipt of the Mill City Program and Budget to carry it out as Operator (as that term is defined in the form of Joint Venture Agreement attached hereto as Schedule “C”), Mill City shall be entitled to become the Operator as if the Mill City Program and Budget had been approved and accepted by Grandview; and

(ii)
Mill City and Grandview shall be deemed to have associated themselves into a joint venture on the terms and conditions contained in substantially the form of the Joint Venture Agreement attached hereto as Schedule “C” provided that Mill City shall be the Operator of the joint venture; Mill City shall complete the date on page 1 of the Joint Venture Agreement which shall be the Vesting Date and complete Schedule A thereto with a description of the Property; and each of the parties shall then execute and deliver to the other a copy of the Joint Venture Agreement, it being understood by Grandview and Mill City that the terms of the Joint Venture Agreement shall come into effect as of the Vesting Date without it having been executed by any party.

8.02               Conversion of Carried Interest to Working Interest

                      If Mill City elects to convert its otherwise 40% interest in the Property into a 20% carried interest pursuant to Section 8.01 (b) (i) above, then upon completion of a Bankable Feasibility Study, Mill City’s 20% carried interest shall be converted into a 20% Participating Interest, and Mill City and Grandview shall be deemed to have associated themselves into a joint venture on the terms and conditions contained in substantially the form of Joint Venture Agreement attached hereto as Schedule “C”. In such event, for purposes of section 4.02 of the Joint Venture Agreement:

(a)                 Grandview’s Initial Contribution shall be equal to the aggregate of(i) the US$3,500,000 of Expenditures incurred pursuant to section 4.02 of this Agreement, and (ii) the aggregate Expenditures incurred by (Grandview after the Vesting Date and up to and including the completion of the Bankable Feasibility Study; and

(b)                 Mill City’s Initial Contribution shall be equal to 25% of Grandview’s Initial Contribution.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

9-3

ARTICLE 9
TRANSFER OF INTEREST

9.01               General

                      Prior to the formation of the Joint Venture, each party shall have the right to Transfer to any third party all or any part of its Interest solely as provided in this Article 9.

9.02               Limitations on Free Transferability.

                      The Transfer right of a party in Section 9.01 shall be subject to the following terms and conditions:

(a)
no transferee of all or any part of the Interest of a party shall have any rights hereunder unless and until the transferring party has provided to the other party notice of the Transfer as required by Section 9.03, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring party;

(b)	no transfer permitted by this Article 9 shall relieve the transferring party of any liability, whether accruing before or after such Transfer, which arises herein prior to such Transfer;

(c)	in the event of a Transfer of less than all of an Interest after which the transferring party retains an Interest, it and its transferee shall be treated as one party;

(d)
if the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of the Interest of a party to secure a loan or other indebtedness, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other party hereunder. Upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering party with respect to this Agreement and the other party, and it shall comply with and be bound by the terms and conditions of this Agreement.

9.03               Pre-Emptive Right

                      Except as otherwise provided in Section 9.04, if either party (the “Selling Party”) desires to Transfer all or any part of its Interest, the other party (the “Remaining Party”) shall have a preemptive right to acquire such Interest as provided in this Section 9.03:

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

9-4

(a)
if the Selling Party intends to Transfer all or any of its Interest, it shall promptly notify the Remaining Party of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or contract for sale. Alternatively, the Selling Party may propose terms of a sale that may be offered to a prospective purchaser. If the consideration for the intended Transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent based upon the fair market value of the non-monetary consideration stated in terms of cash or currency, together with information sufficient to establish the basis for such equivalence. The Remaining Party shall have 30 days from the date such notice is delivered to notify the Selling Party whether it elects to acquire the offered interest for the same consideration or its monetary equivalent in cash or currency, and on the same terms and conditions as set forth in the notice. If the Remaining Party so elects, the Transfer shall be consummated promptly after notice of such election is delivered to the Selling Party;

(b)
if the Remaining Party does not so elect within the period provided for in Section 9.03(a), the Selling Party shall have 90 days following the expiration of such period to consummate the Transfer to a third party for the consideration and on terms no less favourable than those offered by it to the Remaining Party in the notice required in Section 9.03(a); and

(c)
if the Selling Party fails to consummate the Transfer to a third party within the period set forth in Section  9.03(b), the pre-emptive right of the Remaining Party in such offered Interest shall be deemed to be revived. Any subsequent proposal to Transfer such Interest shall be conducted in accordance with all of the procedures set forth in this Section 9.03.

9.04	Exception to Pre-Emptive Right

Section 9.03 shall not apply to the following:

(a)	transfer by any party of all or any part of its Interest to an Affiliate;

(b)
corporate consolidation, merger, amalgamation or reorganization of or by any party by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of the party;

(c)
the grant by any party of a security interest in its Interest by mortgage, deed of trust, pledge, lien or other encumbrance and any Transfer of such interest by reasons of exercise of the rights granted to the secured party;

(d)	the grant by the parties of an option to a third party as contemplated by Article 11 hereof.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

11 - 1

ARTICLE 10
AREA OF INTEREST

10.01           Notice of Acquisition

                      If at any time during the subsistence of Grandview’s rights under Section 3.01, either Grandview or Mill City (in this Article only called the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property or surface rights or water rights (collectively the “Acquired Rights”) located wholly or partly within the Area of Interest, then the Acquiring Party shall forthwith give notice to the other (the “Other Party”) of that staking or acquisition, the cost thereof and all details in possession of any party with respect to the nature of the Acquired Rights and the known mineralization

10.02           Exercise of Option

                      The Other Party may, within 30 days of receipt of the Acquiring Party’s notice, elect, by notice to the Acquiring Party, to require that the Acquired Rights and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

10.03            Failure to Exercise Option

                      If the Other Party does not make the election aforesaid within that period of 30 days, the Acquired Rights shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

10.04             Reimbursement of Costs of Acquisition

                      If the Acquiring Party is Grandview and Mill City makes the election aforesaid, Grandview’s costs of or incidental to the staking or acquiring of the Acquired Rights shall be deemed to be Expenditures. If the Acquiring Party is Mill City and Grandview makes the election aforesaid, Grandview shall reimburse Mill City for its costs of or incidental to the staking or acquiring of the Acquired Rights and the amount so reimbursed shall be deemed to be Expenditures incurred by Grandview.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

11 - 1

ARTICLE 11

11.01             General

                      The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the parties and, except as provided in Section 12.02, shall not be disclosed by Mill City or Grandview to any third party or the public without the prior written consent of the other party, which consent shall not be unreasonably withheld. Whenever practical, any announcements, press releases, or public statements shall be issued jointly by the parties. Each party agrees to promptly review any proposed request for disclosure or press release made by the other party.

11.02             Exceptions

                      The consent required by Section 12.01 shall not apply to a disclosure:

(a)	to an Affiliate, consultant, contractor or subcontractor, banker, insurance broker, or surety that has a bona fide need to be informed;

(b)	to any third party to whom the disclosing party contemplates assigning any portion of its Interest;

(c)	to a governmental agency or to the public which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this Section 12.02 is applicable, the disclosing party shall give notice to the other party prior to making such disclosure. The text of any public announcements or statements including news releases which a party intends to make pursuant to this Section 12.02 shall be made available to the other party prior to publication and such other party shall have the right to make suggestions for changes therein. Unless required by law or regulatory authority, if a party is identified in such public announcement or statement it shall not be released without the consent of such party. As to any disclosure pursuant to Section 12.02(a) or 12.02(b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the parties are obligated under this Article 11.

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

12-1

ARTICLE 12
GENERAL PROVISIONS

12.01             Notice

                      Any notice or communication required or permitted to be given to any party under this Agreement shall be in writing and may be given by hand delivery to the party or sent by facsimile or by mailing the same by prepaid registered mail, return receipt requested, addressed as follows:

                      If to Mill City:
                                             Mill City Gold Corp.
                                             1333 - 8th Street SW, Suite 208
                                             Calgary, Alberta T2R 1M6
                                             Attention: James R. Brown, President
                                             Facsimile: (403) 640-4024

                      With a copy to:
                                             DuMoulin Black
                                             10th Floor, 595 Howe Street
                                             Vancouver, British Columbia
                                             V6C 2T5
                                             Attention: Corey M. Dean
                                             Facsimile: (604) 687-8772

                      If to Grandview:
                                             Grandview Gold Inc.
                                             56 Temperance Street, 4th Floor
                                             Toronto, Ontario M5H 3V5
                                             Attention: Raymond P. Pecoskie, President
                                             Facsimile: (416) 361-0923

                      With a copy to:
                                             Beach, Hepburn LLP
                                             36 Toronto Street, Suite 1000
                                             Toronto, Ontario M5C 2C5
                                             Attention: Mark F. Wheeler
                                             Facsimile: (416) 350-3510

                      Any notice or communication sent by registered mail shall be deemed to have been given and received five (5) days after the date of registration in Canada. Any notice or communication sent by facsimile shall be deemed to have been given one (1) day after such notice or communication was

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

12-2

sent by the notifying party. Any notice or communication hand delivered shall be deemed to have been given and received on the date of delivery. Any party may change his address for service at any time by notice in writing given as aforesaid to each other party hereto.

12.02            Force Majeure

                      Except for the obligation to make payments when due hereunder, the obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonable acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; interference by environmentalists, Natives or Native rights groups or other activists; fire, explosion, earthquake, mudslide, storm, flood, avalanche, sink holes, volcanic eruption, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors; shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected party shall promptly give notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party shall resume performance as soon as reasonably possible.

12.03             Further Assurances

                      Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

12.04             Enurement

                      This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.05             Other Business Opportunities

                      Except as expressly provided in this Agreement, each party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of “corporate

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

12-3

opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of any party and no party shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest during the term of this Agreement.

12.06             No Partnership

                      Nothing contained in this Agreement shall be deemed to constitute either party, the partner of the other, nor, except as otherwise herein expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither of the parties shall have any authority to act for or to assume any obligation or responsibility on behalf of the other, except as otherwise expressly provided herein, The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective. Each party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the parties that their ownership of Assets and rights acquired hereunder shall be as tenants-in-common.

12.07               Effect on Letter Agreement

                      Grandview and Mill City acknowledge and agree that this Agreement supersedes the Letter Agreement in so far as the Letter Agreement sets out the rights and obligations of each of Grandview and Mill City to each other, but that the Letter Agreement shall continue in full force and effect in so far as it relates to the rights of Grandview and Mill City on the one hand and Carl A. Pescio on the other hand.

                      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.
MILL CITY GOLD CORP.

By:	/s/ James R. Brown

James R. Brown, President

GRANDVIEW GOLD INC.

By:	/s/ Raymond P. Pecoskie

Raymond P. Pecoskie, President

CMD\397201\GRANVILLE GOLD OPTION\OI 78D

SCHEDULE “A”

ATTACHED TO AND FORMING PART OF AN OPTION AGREEMENT
BETWEEN GRANDVIEW GOLD INC. AND MILL CITY GOLD CORP.

PONY CREEK PROPERTY

Claim Name	Claim Name

APD 12	JAK 157
APD 14	JAK 159
APD 16	JAK 161
APD 18	JAK 163
APD 20	JAK 165
APD 22	JAK 167
APD 32	JAK 169
APD 34	JAK 171
JAK 1-92	JAK 173
JAK 101-102	JAK 175
JAK 115-128	JAK 177
JAK 151	JAK 179
JAK 153	PC 1-69
JAK 155	PC 70-93
RR 1-42	RR 45-362

Total Number of Claims - 584

ELLIOT DOME PROPERTY

Claim Name	Claim Name

PIR 103-125	WMH 131-148
WMH 151-168	TF 1-36

Total Number of Claims - 95

SCHEDULE “B”

ATTACHED TO AND FORMING PART OF AN OPTION AGREEMENT
BETWEEN GRANDVIEW GOLD INC. AND MILL CITY GOLD CORP.

PURCHASE AGREEMENT - PONY CREEK PROPERTY

THIS AGREEMENT made effective as of the 1st day of June, 2003.

B E T W E E N:

CARL A. PESCIO
P.O.Box 5831 Elko, Nevada
89802

(hereinafter referred to as “Pescio”)

OF THE FIRST PART

- and -

MILL CITY INTERNATIONAL CORPORATION
Suite 700, 10655 Southport Road S.W.
Calgary, Alberta
T2W 4Y1

(hereinafter referred to as “Mill City”)

OF THE SECOND PART

                              WHEREAS Pescio and Mill City entered into a Letter Agreement dated June 9, 2003 (“Letter Agreement”) pursuant to which Pescio agreed to sell and Mill City agreed to purchase those mineral claims known as the Pony Creek Property located in the State of Nevada, more particularly described in Schedule “A” attached hereto (the 'Property”), on the various terms and conditions described in the Letter Agreement;

                              AND WHEREAS the Letter Agreement contemplates that the parties will enter into a definitive agreement more fully setting out the terms and conditions relating to the purchase of the Property by Mill City;

                              NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained and the sum of $2.00 (the receipt and sufficiency whereof is hereby acknowledged), it is hereby agreed by and between the parties hereto as follows:

1.	Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

	(a)	“Agreement” means this agreement and all amendments made hereto in accordance with the provisions hereof;

(b)	“Anniversary Date” means the 1st of June of each and every year throughout the Term;

(c)	“BLM” means the United States Bureau of Land Management;

(d)	“Commercial Production” means, in respect of any part of the Property:

(i)
if a mill is constructed on such part of the Property, the first day of the month following the first three consecutive calendar months during which the Mill first produces at least 60% of one-quarter of its yearly design capacity, or

(ii)
if a mill is not constructed on such part of the Property, the last day of the first period of 30 consecutive days during which ore has been shipped from such part of the Property on a reasonably regular basis for the purpose of earning revenue;

but no period of time during which ore or concentrate is being shipped from such part of the Property for testing purposes shall be taken into account in determining the date of commencement of Commercial Production.

(e)	“Dollars” means United States Dollars;

(f)
“Environmental Claims’ means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(i) any and all claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

(ii)
any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(g)
“Environmental Law” means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, state or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water or land, (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation,

(iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands;

	(h)	“Net Smelter Returns” has the meaning ascribed thereto in subparagraph 7(a);

	(i)	“Property” means the mining claims listed in Schedule “A” hereto;

	(j)	“Royalty” has the meaning ascribed thereto in subparagraph 7(a); and.

	(k)	“Term” means the term of this Agreement commencing June 1, 2003 and terminating at the expiration of Commercial Production unless terminated otherwise in accordance with the provisions hereunder.

2.	Representations and Warranties

	(a)	Pescio hereby represents and warrants to Mill City that:

(i)            he has attained the age of majority and has the legal capacity and competence to enter into and deliver this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of his obligations and duties hereunder;

(ii)            the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions any indenture, agreement or other instrument whatsoever to which he is a party or by which he is bound or to which he maybe subject and does not contravene any applicable laws, rules or regulations;

(iii) this Agreement has been duly executed and delivered by him and is valid and binding upon him in accordance with its terms;

(iv) he has the right, power, authority and capacity to enter into and carry out its obligations under this Agreement and to convey to Mill City a 100% undivided interest in and to the Property;

(v) he is or is entitled to become the sole recorded and beneficial owner of the Property, with good and marketable title thereto subject only to paramount title of the United States of America;

(vi) the Property is properly and accurately described in Schedule “A” annexed hereto;

(vii) to his knowledge the Property is in good standing and conditions on and relating to the Property respecting all past and current operations thereon carried on by or on behalf of Pescio are in compliance with all applicable federal, state and municipal laws including all Environmental Laws;

(viii)          to his knowledge the Property (including all ores, concentrates, minerals, metals or products in, on or under the Property or which may be removed or extricated therefrom) is free and clear of any and all liens, charges, claims, security interests, mortgages, hypothesis, agreements, adverse claims (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties, profit interests or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded;

(ix)            he has not received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property as a result of any operations carried out thereon by or for Pescio;

(x)             as a result of Pescio’s actions the Property is not subject to any outstanding obligations or liabilities whatsoever or any agreement with any third party;

(xi)            to his knowledge there is no adverse claim against or challenge to the ownership of or title to any part of the Property nor is there any basis therefore, excepting normal claim overlaps onto property not open to location;

(xii)           he has and will continue to make available to Mill City all information in his possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization;

(xiii)           he will, on an as available basis, assist Mill City with project financing and bonding efforts with financial institutions, state agencies and institutions when requested by Mill City, at no cost to Pescio;

(xiv)           to his knowledge and as a result of any action or operations by Pescio, there are no actions, suits or proceedings (whether or not purportedly on behalf of Pescio) (including Environmental Claims) pending or threatened against or materially adversely affecting, or which could materially adversely affect, the Property or before or by any federal, state, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any lien, charge, encumbrance or any other right of another against the Property;

(xv) there are no consents of any third parties required to the sale and transfer by Pescio to Mill City of the Property; and

(xvi) the operation of the Property is not subject to any written or verbal operating, management, maintenance or other agreements, and Mill City shall not be bound to assume any such contract.

	(b)	Mill City hereby represents and warrants to Pescio that:

(i) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(ii) it has full corporate power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(iii)            neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated, conflict with, result in the breach of, or accelerate the performance required by any agreement to which it is a party or by which it may be bound;

(iv)            the execution and delivery of this Agreement will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining to it, or any of its constating documents or any resolution of its directors or shareholders.

(c)
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Mill City for a period 1 year from the effective date of this Agreement, and each of the parties will indemnify and save to order liabilities from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

3.	Sale of Property

	(a)	Pescio hereby sells and Mill City hereby purchases a 100% undivided interest in and to the Property free and clear of all liens and encumbrances and subject to the provisions of this Agreement;

	(b)	Mill City agrees to make certain payments and issue common shares to Pescio in those amounts and at those times as follows:

(i) $30,000 and 100,000 Common Shares of Mill City payable on or before December 31, 2003;

(ii)	$45,000 payable on the 1st Anniversary Date;

(iii)	$75,000 due on the 2nd Anniversary Date;

(iv)	$100,000 due on the 3rd Anniversary Date;

(v)	$150,000 due on the 4th Anniversary Date;

(vi)	$200,000 due on the 5th Anniversary Date and each Anniversary Date thereafter.

Notwithstanding the above, Pescio and Mill City agree that in the event of and after the commencement of Commercial Production from the Property (and therefore the payment of the Royalty as described hereunder) those annual payments set out in sub-paragraph (b) above shall be deducted from the Royalty otherwise due and payable to Pescio.

(c)
In addition to those payments to be paid to Pescio pursuant to sub-paragraph (b) above, Mill City shall pay or reimburse Pescio for any acquisition (staking) costs and shall pay all filing fees and/or annual holding fees in respect of the property due and payable at the time of staking and on September 1 of each year throughout the Term. These payments and costs to be paid by Mill City include any additional claim staking costs and filing fees as otherwise set out in Schedule B attached hereto. Mill City acknowledges and agrees that all filing fees or annual holding fees due September 1, 2003 and September 1, 2004 shall be paid by Mill City notwithstanding whether or not Mill City has terminated this Agreement as it is otherwise permitted to do in accordance with the terms hereunder. Subject to the above and provided that Mill City has terminated this Agreement on or prior to June 1 in any given year, Mill City will not then be responsible for the payment of any further annual holding fees otherwise due and payable on September 1 and thereafter.

4.	Exploration Expenditures

                              Mill City shall carry out at least 5,000 feet of drilling on the Property within three years followed by a yearly commitment of 7,500 feet until completion of a bankable feasibility study (report). After completion of 2,000 feet of the initial 5,000 foot commitment on the Property, the parties may agree that all or a portion of the remaining 3,000 feet of drilling maybe drilled on one or more of any other five (5) properties subject to similar agreements entered into between Mill City and Pescio as of the date hereof. Excess footage drilled on the Property in any year can be carried forward to subsequent years and the drilling commitment on any of the other five (5) properties may be extended for a period not to exceed eighteen (18) months Mill City shall pay Pescio $10.00 per foot committed to and not drilled within the applicable time period referred to above.

5.	Title to Property

                              Upon the parties having signed this Agreement and following payment by Mill City of the payments required pursuant to sub-paragraph 3(b)(i) and the issuance of those common shares to Pescio, Pescio shall, at no cost to Pescio, execute and deliver all requisite documentation necessary, if any, to effect the transfer of the Property into the name of Mill City. At the time of the Property being registered in the name of Mill City and in the event of Mill City either being in default of its obligations under this Agreement or Mill City terminating this Agreement as otherwise permitted, Mill City shall then execute and deliver all requisite documentation necessary to effect the transfer of the Property back into the name of Pescio.

6.	Mill City’s Rights and Obligations

(a)	Mill City and its employees, agents or nominees shall during the currency of this Agreement have the sole and exclusive right:

	(i)	to enter upon the Property;

	(ii)	to have exclusive and quiet possession thereof;

	(iii)	to explore, develop, diamond drill and do such other mining work thereon and thereunder as it thinks advisable;

	(iv)	to remove from the Property and dispose of ores, concentrates, minerals and metals but only for the purpose of making assays or tests thereof; and

	(v)	to bring upon and/or erect in and upon the Property such mining plant, buildings, machinery, tools, appliances and/or equipment as may be deemed appropriate.

(b)	Mill City covenants and agrees with Pescio that during the currency of this Agreement:

(i)         it shall cause to be done all things that may be required to keep the Property in good standing and shall carry out or cause to be carried out, filed and recorded sufficient assessment work to keep the Property in good standing under applicable federal and state mining laws of the State of Nevada and/or pay the state and federal fees required to keep the Property in good standing, provided that (and subject to subparagraph 3(c) above) should Mill City terminate this Agreement less than 90 days prior to August 31st of any year, Mill City shall pay the BLM and county fees due on September 1st of that year;

(ii)      it will pay all accounts of every nature and kind for wages, supplies, workmen’s compensation assessments and other amounts or indebtedness incurred by it in connection with any operations or work carried out by it on the Property as and when same become due and payable so that no claim or lien arises against the Property or Pescio or the ores, concentrates, minerals and metals therein. Should any lienor liens be registered against the Property in consequence of any work done or material brought thereon by or on behalf of Mill City, Mill City shall forthwith take proceedings at its own expense to have such lien or liens removed. Provided always that should Mill City desire to dispute or contest such a claim for a lien or liens, it shall be entitled to do so but shall remove or have same removed within a reasonable time after the validity of the same shall have been finally determined and Mill City shall indemnify Pescio and protect the Property and Pescio from and against all and any claims of any nature or kind which may hereafter be made in respect of any operations carried on by Mill City on the Property including any claim made after the expiration of this Agreement arising by reason of the condition by which Mill City may have left the Property or any part of it;

(iii)       it will conduct all exploration, development and mining operations in, on and under the Property in good and workmanlike manner in accordance with good mining and engineering practice and in compliance with all applicable laws, regulations and orders and without limiting the generality of the foregoing, it will upon termination of this Agreement in accordance with the terms hereunder:

(A)          leave the Property in a safe condition with all openings safeguarded in accordance with the provisions of applicable federal and state mining laws in effect in the State of Nevada or any other act or regulation affecting the same; and

(B)            remove all supplies, tools, appliances, plant, machinery, equipment and buildings which may have been brought or erected upon the Property by it while the option is in force and if not so removed within 6 months of the date of termination of this Agreement, same shall become the property of Pescio;

(iv)       it will deliver copies of all assessment reports and maps to Pescio as the same become available and will permit Pescio or its agents duly authorized in writing to enter upon the Property at any reasonable time to inspect the workings thereon and all assays, plans, maps, diamond drill cores, records and other data in its possession relating to the work done by it on the Property, provided that such inspections shall not interfere with the work being carried out thereon by Mill City and shall be at the sole risk of Pescio;

(v)       if it terminates this Agreement, it will upon Pescio’s written request deliver to Pescio all reports, maps, plans and particulars of exploration, development and mining work done in and under the Property, together with all assays, diamond drill cores, records and other data and information in Mill City’s possession relating to the exploration and development work and mining operations carried out by it on the Property;

(vi)       it shall indemnify and save Pescio harmless from all costs, losses and damages which may arise by reason of injury (including injury resulting in death) to any person, whether or not employed by it in or upon the Property, or damage done to any other property as a result of any work or operations by it on the Property; and

(vii)       it shall pay any and all taxes, duties, assessments and rents payable in respect of the Property.

                              Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement is terminated, the provisions of clauses (ii), (iii), (v)and (vi) of this subparagraph 6(b) shall survive and continue to apply.

7.	Net Smelter Returns and Royalty

(a)
In the event that exploration of the Property results in the commencement of Commercial Production, Mill City shall be required to pay to Pescio an amount equal to a 4% Net Smelter Returns royalty (the “Royalty”) for all products including gold and silver mined and recovered from the Property on the terms and subject to the conditions specified in Schedule “C” to this Agreement, provided that in any year payments to Pescio pursuant to this subparagraph 7(a) shall be credited to those payments due and payable to Pescio pursuant to subparagraph 3(b) above.

(b)
Any payment of Royalty made by Mill City to Pescio shall be deemed to have been well and truly made if a cheque payable to Pescio less any income or withholding taxes thereon which Mill City may be required to withhold pursuant to Section 116 of the Income Tax Act, S.C. 1970-71-72, c.63, has been delivered to Pescio.

(e)
Prior to the actual commencement of Commercial Production from the Property, Mill City has the option to purchase 1% of the Royalty by paying to Pescio $1,000,000. Upon commencement of Commercial Production from the Property, this option to Mill City shall expire and terminate.

8.	Right of First Refusal

                              If Pescio wishes or seeks to sell, assign, transfer, convey or otherwise dispose of all or any portion of the Royalty at any time, Mill City shall be entitled to acquire all, but not part of, the Royalty (the “Offered Interest”) sought to be sold, assigned, transferred, conveyed or otherwise disposed of within 30 days (the “Acceptance Period”) after receiving notice (the “Offering Notice”) of any bona fide cash offer received by Pescio from a third party who stands in a strictly arm’s-length relationship to Pescio to acquire such Offered Interest or part thereof, on the same price and substantially the same terms for the acquisition thereof. The Offering Notice shall for all purposes be deemed to be an offer by Pescio to Mill City(irrevocable by Pescio within the Acceptance Period) to sell, assign, transfer, convey or otherwise dispose of such

Offered Interest at the price and on the terms specified in the Offering Notice. If Mill City does not within the Acceptance Period advise Pescio that it is willing to purchase such Offered Interest at the same price and on substantially the same terms for the acquisition thereof as are specified in the Offering Notice, Pescio may, at any time within 90 days (the “Second Acceptance Period”) after the expiry of the Acceptance Period, sell, assign, transfer, convey or otherwise dispose of the Offered Interest to such third party at the price and upon the terms referred to in the Offering Notice. In the event Pescio does not sell, assign, transfer, convey or otherwise dispose of such Offered Interest within the Second Acceptance Period, the provisions of this section shall apply to any subsequent sale, assignment, transfer, conveyance or other disposition of all or any portion of the Royalty by Pescio.

9.	Default

                              If, during the currency of this Agreement, Mill City shall default with respect to any of its covenants and agreements contained herein other than making the payments provided for in subparagraphs 3(b)and 3(c)) hereof, Pescio shall notify Mill City in writing specifying the nature of such default and if Mill City does not rectify such default within sixty (60) days of the receipt of such notice then in every such case this Agreement shall terminate. If default shall be made with respect to the making of payments provided for in subparagraph 3(b) hereof and if Mill City does not rectify such default within thirty (30) days of the receipt of notice thereof, then this Agreement shall terminate.

10.	Termination

                              Notwithstanding anything to the contrary contained in this Agreement and subject only to the provisions of subparagraph 3(c) and this paragraph 10, Mill City may, at any time and from time to time upon notice to Pescio terminate this Agreement with respect to all or any part or parts of the Property. Forthwith upon the giving of said notice, such of the Property with respect to which this Agreement has been terminated shall cease to be part of the Property for the purpose of this Agreement and save only for the provisions of clauses (ii), (iii), (v) and (vi) of subparagraph 6(b) hereof, all obligations of Mill City hereunder with respect thereto shall thereupon be at an end and the term “Property” shall thereafter mean only that part of the Property that is still subject to the provisions of this Agreement.

11.	Area of Interest

(a)
If, during the subsistence of this Agreement, any party (an “Acquiring Party”) stakes or acquires any mineral interests which are encompassed, in whole or in part, within the Area of Interest (as hereinafter defined), then the Acquiring Party shall forthwith give notice to the other party (the “Other Party”) of that staking or acquisition, the cost thereof and all details in possession of the Acquiring Party with respect to the nature of such mineral interests and the known mineralization;

(b)	If the Other Party is Mill City, Mill City may, within thirty days of receipt of the Acquiring Party’s notice, elect, by notice to the Acquiring Party, to require that such mineral interest be included in and thereafter form part of the Property for all purposes of this Agreement. If Mill City makes the election contemplated by this subparagraph 11(b), the mineral interest so acquired by the Acquiring Party shall be included in and thereafter form part of the Property and Mill City shall reimburse the Acquiring Party for the cost of acquisition thereof. If Mill City does not make the election contemplated by this subparagraph 11(b) such mineral interest acquired by Pescio shall not form part of the Property and Pescio shall be solely entitled thereto;

(c)	If the Other Party is Pescio, such mineral interest shall immediately upon acquisition thereof be included in and Thereafter form part of the Property;

(d)
For the purposes of this Agreement, the term “Area of Interest” shall mean the unpatented or patented mining claims, mining leases or other mineral interest lying within the boundaries of the Property or within a distance of two miles from the external perimeter of the Property, as the Property exists as at the date of this Agreement and excluding any such unpatented or patented mining claims, mining leases or other mineral interests located to the north of the Property and otherwise comprising a similar area of interest in respect of that property owned by Pescio and referred to as the Dixie Creek Property.

(e)
In the event of the commencement of Commercial Production from any portion of the Property comprised of the Area of Interest, the provisions of this Agreement relating to the Royalty shall apply except that the Royalty to be paid to Pescio from mineral rights acquired from a third party within this Area of Interest shall be 1%. In addition and in relation to the Royalty that may be purchased by Mill City in accordance with subparagraph 7 (c) above, Mill City may, prior to the commencement of Commercial Production, purchase 0.5% of the 1% Royalty at a cost of $500,000.

12.               Confidentiality

                     The parties agree that all information with respect to the subject matter hereof will be the exclusive property of the parties and not used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction over Mill City, or with the consent of the other party not to be unreasonably withheld.

13.              Notice

                   Any notice to be given hereunder shall be given by delivery or by prepaid registered post addressed to the parties at their respective addresses set forth on page 1 hereof or to such other address or addresses as the parties may notify each other from time to time and any notice given by prepaid registered post shall be deemed to have been given and/or received on the fourth day next following the posting thereof and any notice given by delivery shall be deemed to have been given and/or received on the day of delivery.

14.              Time of Essence

                     Time shall be of the essence of this Agreement.

15.              Further Assurances

                     The parties hereto agree to sign, execute and deliver all such other deeds and documents and to do all such other things as may be expedient or necessary to give full force and effect to this Agreement.

16.              Headings

                     It is understood and agreed that the headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

17.              Enurement

                     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

18.              Assignment

                     Mill City will have the right to assign any or all of its interest in and to the Property and this Agreement, provided that any such assignment the Assignee first enters into an agreement whereby the Assignee acknowledges, assumes and agrees to be bound by the terms and conditions of this Agreement.

19.              Applicable Law

                     This Agreement shall be interpreted and governed in accordance with the laws of Alberta.

20.             Entire Agreement

                     This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby

21.              Severability

                     In the event that any court or administrative body of competent jurisdiction determines that any part, term, or provision of this Agreement is unenforceable, illegal, or in conflict with any federal, provincial, regional, or local law, the parties shall petition (or shall hereby be deemed to have petitioned) such court or administrative body to amend such part, term, or provision in such a way as to carry out the intent of the parties hereto to the extent permissible under such law; provided, however, that if the court or administrative body declines to so act, then, such part, term, or provision shall be considered severable from the rest of the Agreement, and the remaining provisions of the Agreement shall not be thereby affected, and this Agreement shall be construed and enforced as if the Agreement did not contain such part. term or provision.

                     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SCHEDULE “A”

PONY CREEK PROPERTY

TO AN AGREEMENT MADE BETWEEN

CARL A. PESCIO

and

MILL CITY INTERNATIONAL CORPORATION

                    The Property consists of claims located, in the State of Nevada. The mining claim numbers are as follows:

Claim Name	BLM Serial

EXHIBIT A
Affidavit of Payment of Annual Claim Maintenance Fees and Intention to Hold Mining Claims - 2004 Assessment Year.

Location	ALL OFTHE 224 CONTIGUOUS UNPATENTED LODE MINING CLAIMS ARE SITUATED GENERALLY IN SECTIONS 2-4, T2SN, R53E AND SECTIONS 22, 23, 26-28, AND 33-35, T29N, R53E, M,D.B.&M, ELKO COUNTY, NEVADA.

Owners	Nevada Contact Inc. 4757 Caughlin Parkway, Suite B Reno, Nevada 89509	Carl Pescio P.O. Box 5831 Elko, Nevada 89802

Claim Name	BLM Serial #	Elko County Book/Page
APD 12	NMC 810080	1122/279
APD 14	NMC 810081	1122/280
APD 16	NMC 810082	1122/281
APD 18	NMC 810083	1122/282
APD 20	NMC 810084	1122/283
APD 22	NMC 810085	1122/284
APD 32	NMC 810086	1122/285
APD 34	NMC 810087	1122/286
JAK 1	NMC 810088	1122/287
JAK 2	NMC 810089	1122/288
JAK 3	NMC 810090	1122/289
JAK 4	NMC 810091	1122/290
JAK 5	NMC 810092	1122/281
JAK 6	NMC 810093	1122/292
JAK 7	NMC 810094	1122/293
JAK 8	NMC 810095	1122/294
JAK 9	NMC 810096	1122/295
JAK 10	NMC 810097	1122/296
JAK 11	NMC 810098	1122/297
JAK 12	NMC 810099	1122/298
JAK 13	NMC 810100	1122/299
JAK 14	NMC 810101	1122/300
JAK 15	NMC 810102	1122/301
JAK 16	NMC 810103	1122/302
JAK 17	NMC 810104	1122/303
JAK 18	NMC 810105	1122/304
JAK 19	NMC 810106	1122/305
JAK 20	NMC 810107	1122/306
JAK 21	NMC 810108	1122/307

Pony Creek claim filing EXHIBIT A	Page 1 of 5

Claim Name	BLM Seria1#	Elko County Book/page
JAK 22	NMC 810109	1122/308
JAK 23	NMC 810110	1122/309
JAK 24	NMC 810111	1122/310
JAK 25	NMC 810112	1122/311
JAK 26	NMC 810113	1122/312
JAK 27	NMC 810114	1122/313
JAK 28	NMC 810115	1122/314
JAK 29	NMC 810116	1122/315
JAK 30	NMC 810117	1122/316
JAK 31	NMC 810118	1122/317
JAK 32	NMC 810119	1122/318
JAK 33	NMC 810120	1122/319
JAK 34	NMC 810121	1122/320
.JAK 35	NMC 810122	1122/321
JAK 36	NMC 810123	1122/322
JAK 37	NMC 810124	1122/323
JAK 38	NMC 810125	1122/324
JAK 39	NMC 810126	1122/325
JAK 40	NMC 810127	1122/328
JAK 41	NMC 810128	1122/327
JAK 42	NMC 810129	1122/328
JAK 43	NMC 810130	1122/329
JAK 44	NMC 810131	1122/330
JAK 45	NMC 810132	1122/331
JAK 46	NMC 810133	1122/332
JAK 47	NMC 810134	1122/333
JAK 48	NMC 810135	1122/334
JAK 49	NMC 810136	1122/335
JAK 50	NMC 810137	1122/336
JAK 51	NMC 810138	1122/337
JAK 52	NMC 810139	1122/338
JAK 53	NMC 810140	1122/339
JAK 54	NMC 810141	1122/340
JAK 55	NMC 810142	1122/341
JAK 56	NMC 810143	1122/342
JAK 57	NMC 810144	1122/343
JAK 58	NMC 810145	1122/344
JAK 59	NMC 810146	1122/345
JAK 60	NMC 810147	1122/346
JAK 61	NMC 810148	1122/347
JAK 62	NMC 810149	1122/348
JAK 63	NMC 810150	1122/349
JAK 64	NMC 810151	1122/350
JAK 65	NMC 810152	1122/351
JAK 66	NMC 810153	1122/352
JAK 67	NMC 810154	1122/353
JAK 68	NMC 810155	1122/354
JAK 69	NMC 810156	1122/355
JAK 70	NMC 810157	1122/356
JAK 71	NMC 810158	1122/357
JAK 72	NMC 810159	1122/358

Pony Creek claim filing EXHIBIT A	Page 2 of 5

Claim Name	BLM Seria1#	Elko County Book/page
JAK 73	NMC 810160	1122/359
JAK 74	NMC 810161	1122/360
JAK 75	NMC 810162	1122/361
JAK 76	NMC 810163	1122/362
JAK 77	NMC 810164	1122/383
JAK 78	NMC 810165	1122/364
JAK 79	NMC 810166	1122/385
JAK 80	NMC 810167	1122/366
JAK 81	NMC 810168	1122/367
JAK 82	NMC 810169	1122/388
JAK 83	NMC 810170	1122/369
JAK 84	NMC 810171	1122/370
JAK 85	NMC 810172	1122/371
JAK 86	NMC 810173	1122/372
JAK 87	NMC 810174	1122/373
JAK 88	NMC 810175	1122/374
JAK 89	NMC 810176	1122/375
JAK 90	NMC 810177	1122/376
JAK 91	NMC 810178	1122/377
JAK 92	NMC 810179	1122/378
JAK 101	NMC 810180	1122/379
JAK 102	NMC 810181	1122/380
JAK 115	NMC 810182	1122/381
JAK 116	NMC 810183	1122/382
JAK 117	NMC 810184	1122/383
JAK 118	NMC 810185	1122/384
JAK 119	NMC 810186	1122/385
JAK 120	NMC 810187	1122/386
JAK 121	NMC 810188	1122/387
JAK 122	NMC 810189	1122/388
JAK 123	NMC 810190	1122/389
JAK 124	NMC 810191	1122/390
JAK 125	NMC 810192	1122/391
JAK 126	NMC 810193	1122/392
JAK 127	NMC 810194	1122/393
JAK 128	NMC 810195	1122/394
JAK 151	NMC 810196	1122/395
JAK 153	NMC 810197	1122/396
JAK 155	NMC 810198	1122/397
JAK 157	NMC 810199	1122/398
JAK 159	NMC 810200	1122/399
JAK 161	NMC 810201	1122/400
JAK 163	NMC 810202	1122/401
JAK 165	NMC 810203	1122/402
JAK 167	NMC 810204	1122/403
JAK 169	NMC 810205	1122/404
JAK 171	NMC 810206	1122/405
JAK 173	NMC 810207	1122/406
JAK 175	NMC 810208	1122/407
JAK 177	NMC 810209	1122/408
JAK 179	NMC 810210	1122/409

Pony Creek claim filing EXHIBIT A	Page 3 of 5

Claim Name	BLM Seria1#	Elko County Book/page
PC 1	NMC 824969	1/30823
PC 2	NMC 824970	1/30824
PC 3	NMC 824971	1/30825
PC 4	NMC 824972	1/30826
PC 5	NMC 824973	1/30827
PC 6	NMC 824974	1/30828
PC 7	NMC 824975	1/30829
PC 8	NMC 824976	1/30830
PC 9	NMC 824977	1/30831
PC 10	NMC 824978	1/30832
PC 11	NMC 824979	1/30833
PC 12	NMC 824980	1/30834
PC 13	NMC 824981	1/30835
PC 14	NMC 824982	1/30836
PC 15	NMC 824983	1/30837
PC 16	NMC 824984	1/30838
PC 17	NMC 824985	1/30839
PC 18	NMC 824986	1/30840
PC 19	NMC 824987	1/30842
PC 20	NMC 824968	1/30843
PC 21	NMC 824989	1/30844
PC 22	NMC 824990	1/30845
PC 23	NMC 824991	1/30846
PC 24	NMC 824992	1/30847
PC 25	NMG 824993	1/30848
PC 26	NMC 824994	1/30849
PC 27	NMC 824995	1/30850
PC 28	NMC 824996	1/30851
PC 29	NMC 824997	1/30852
PC 30	NMC 824998	1/30853
PC 31	NMC 624999	1/30854
PC 32	NMC 825000	1/30855
PC 33	NMC 825001	1/30856
PC 34	NMC 825002	1/30857
PC 35	NMC 825003	1/30658
PC 36	NMG 825004	1/30859
PC 37	NMC 825005	1/30860
PC 38	NMC 825006	1/33861
PC 39	NMC 825007	1/33862
PC 40	NMC 825008	1/33863
PC 41	NMC 825009	1/33864
PC 42	NMC 825010	1/33865
PC 43	NMC 825011	1/33886

Pony Creek claim filing EXHIBIT A	Page 4 of 5

Claim Name	BLM Seria1#	Elko County Book/page
PC 44	NMC 825012	1/30867
PC 45	NMC 825013	1/30868
PC 46	NMC 825014	1/33889
PC 47	NMC 825015	1/30870
PC 48	NMC 825016	1/30871
PC 49	NMC 825017	1/30872
PC 50	NMC 825018	1/30873
PC 51	NMC 825019	1/30874
PC 52	NMC 825020	1/30875
PC 53	NMC 825021	1/30876
PC 54	NMC 825022	1/30877
PC 55	NMC 825023	1/30878
PC 56	NMC 825024	1/30879
PC 57	NMC 825025	1/30880
PC 58	NMC 825026	1/30881
PC 59	NMG 825027	1/30882
PC 60	NMC 825028	1/30883
PC 61	NMC 825029	1/30884
PC 62	NMC 825030	1/30885
PC 63	NMC 825031	1/30886
PC 64	NMC 825032	1/30887
PC 65	NMC 825033	1/30888
PQ 66	NMC 825034	1/30889
PC 67	NMC 825035	1/30890
PC 68	NMC 825036	1/30891
PC 69	NMC 825037	1/30892
PC 70	NMC 834425	2/40725
PC 71	NMC 834426	2/40726
PC 72	NMC 834427	2/40727
PC 73	NMC 834428	2/40728
PC 74	NMC 834429	2/40729
PC 75	NMC 834430	2/40730
PC 76	NMC 834431	2/40731
PC 77	NMC 834432	2/40732
PC 78	NMC 834433	2/40733
PC 79	NMC 834434	2/40734
PC 80	NMC 834435	2/40735
PC 81	NMC 834436	2/40736
PC 82	NMC 834437	2/40737
PC 83	NMC 834438	2/40738
PC 84	NMC 834439	2/40739
PC 85	NMC 834440	2/40740
PC 86	NMC 834441	2/40741
PC 87	NMC 834442	2/40742
PC 88	NMC 834443	2/40743
PC 89	NMC 834444	2/40744
PC 90	NMC 834445	2/40745
PC 91	NMC 834446	2/40746
PC 92	NMC 834447	2/40747
PC 93	NMC 834448	2/40748

Pony Creek claim filing EXHIBIT A	Page 5 of 5

SCHEDULE “B”

PONY CREEK PROPERTY

TO AN AGREEMENT MADE BETWEEN

CARL A. PESCIO

and

MILL CITY INTERNATIONAL CORPORATION

Nil

SCHEDULE “C”

Attached to and made a part of that Purchase

Agreement - Pony Creek Property dated effective

June 1, 2003, by and between CARL A. PESCIO and

Mill City International Corporation

NET SMELTER RETURNS

Unless otherwise specified, capitalized terms use herein shall have the same meaning given to them in the Agreement.

A.                   NET SMELTER RETURNS FOR BULLION. Mill City and Pescio agree that Net Smelter Returns shall be paid to Pescio according to the provisions of this Schedule C in a timely manner for fine gold and/or silver bullion or dore’ bullion (collectively, “Bullion”) produced from the Property during each calendar quarter, as “production” is defined in Section A.3 below, regardless of whether Mill City actually sells such Bullion to a third party during such calendar quarter. The New Smelter Returns calculation described in this Section A shall be applied if Products are produced from the Property in the form of Bullion.

                       1.         Net Smelter Returns Calculation. For Bullion, Net Smelter Returns shall mean the quantity of recoverable fine gold or silver contained in the Bullion produced (as defined in Section A.3 below) from the Property during each Calendar quarter, multiplied by its average price (as calculated under Section A.2 below) less 2% of such amount for reimbursement to Mill City for all costs associated with insuring the Bullion, transporting the Bullion from the Property to the place of sale, marketing the Bullion and the amount of all taxes imposed upon or in connection with the Bullion, excepting federal and state income tax. If the actual amount of the fine gold or silver actually recovered from the Bullion differs from the amount determined at the time the Bullion is produced, the amount of royalty paid will be adjusted in the next calendar quarter to reflect the overpayment or underpayment that resulted from such differences.

                        2.         Price. The price for Bullion shall be the average of the closing prices for gold or silver on the New York Commodity Exchange (“COMEX”) for the calendar quarter in which gold or silver is produced from the Property. The average gold and silver prices for each calendar quarter shall be determined by dividing the sum of all daily prices in US dollars per troy ounce, as posted during the calendar quarter, by the number of days that prices were posted. The posted price shall be obtained from The Wall Street Journal or other reliable source agreeable to both parties.

                       3.         Definition of Production. For the purposes of this Schedule C, production of Bullion shall be defined as follows:

                                    (a)        when Bullion is processed within the Property at a smelter or refinery owned or controlled by Mill City, Bullion shall be deemed to have been “produced” from the Property on the date Mill City completes the final process necessary for the mineral product to be in saleable form;

                                    (b)        when Bullion is processed off the Property at a smelter or refinery owned or controlled by Mill City, Bullion shall be deemed to have been “produced” from the Property on the date Mill City completes the final process necessary for the mineral product to be in saleable form;

                                    (c)        when Bullion is sold to a third party smelter or refiner or another purchaser as a final product, Bullion shall be deemed to have “produced” from the Property when credited to Mill City’s account by such purchaser; or

                                    (d)        when Bullion is smelted or refined at a smelter or refinery not owned or controlled by Mill City, under an arrangement whereby Mill City retains title to the resultant Bullion, the Bullion shall be deemed to have been “produced” from the Property on the date of final settlement by Mill City with the smelter or refiner.

B.                   NET SMELTER RETURNS FOR OTHER PRODUCTS. Mill City and Pescio agree that Net Smelter Returns shall be paid to Pescio according to the provisions of this Schedule C in a timely manner for all Products other than Bullion which are produced from the Property during a calendar quarter, as “production” is defined in Section B.3 below. Such other products shall include, without limitations, all metalliferous ores, concentrates, precipitates, leach solutions, slags, carbon fines, or any other primary, intermediate or final product derived from metalliferous ore, except Bullion (collective, the “Other Products”). Other Products shall not include rock, dirt, limestone, or similar materials used by Mill City. The Net Smelter Returns calculation described in this Section B shall be applied if Products are sold, transferred or transported directly from the Property in the form of Other Products.

                       1.         Net Smelter Returns Calculation. For Other Products, Net Smelter Returns shall mean the total price received by Mill City (as calculated in Section B.2 below) for the Other Products produced from the Property (as production is defined is Section B.3 below) during each calendar quarter, less 7.5% of such amount for reimbursement to Mill City for all costs associated with insuring the Other Products, transporting the Other Products from the Property to the place of sale or transfer, marketing the Other Products and the amount of all taxes imposed upon or in connection with the Other Products, excepting federal and state income taxes.

                       2.         Price. For sales to nonaffiliated entities in arms’ length transactions, the price for Other Products shall be the actual amounts received by Mill City for the sale of Other Products, including all credits arid bonuses. For sales or transfers to affiliates of Mill City, or purchasers or transferees owned or controlled by Mill City, the price for Other Products shall be the greater of the account amounts received by Mill City, including all credits and bonuses,or the fair market value of the Other Products had they been sold or transferred in an arms’ length transaction with a nonaffiliated purchaser. If no market exists for the Other Products produced, the Other Product will be deemed to have been sold at a price equal to the fair market value of the Other Products at the first level of processing for which a market exists for that Other Products, less 10% as a deemed cost of processing for the Other Products to that first level of processing. Provided, in all cases, that if Mill City has not sold Other Products within twelve (12) months of the date upon which they were produced, the Other Products will be deemed to have been sold at the fair market value of the Other Products or if no market exists, at the first Level 01 processing for which a market exists, less 10% as deemed cost of processing as provided herein above.

                       3.         Definition of Production. For the purposes of this Schedule C, production of Other Products shall be defined as follows:

                                    (a)        when Other Products are processed by Mill City on the Property at a smelter or refinery owned or controlled by Mill City, Other Products shall be deemed to have been “produced” from the Property on that date Mill City completes the final process necessary for the mineral product to be sold in salable form;

                                    (b)        when Other Products are processed off the Property, either at a smelter or refinery owned or controlled by Mill City, or a third party smelter or refinery, Other Products shall be deemed to have been “produced” from the Property on the date the Other Products are removed from the Property; or

                                    (c)        when Other Products are sold, transferred or transported directly from the Property in a crude or unprocessed state, Other Products shall be deemed to have been “produced” from the Property on the date the Other Products are removed from the Property.

C.                    OTHER COSTS. Except as specifically set forth herein, Mill City shall not deduct any cost of mining, milling, leaching or any other processing costs incurred by Mill City in the determination of the New Smelter Returns.

D.                    PAYMENT OF NET SMELTER RETURNS ROYALTY.

                       1.         Payment. The amount of Net Smelter Returns royalty due Pescio shall be payable in the following alternative manner, depending upon the Product produced:

                                    (a)        For Bullion, the Net Smelter Returns royalty payable to Pescio shall be calculated by multiplying the dollar amount determined in accordance with Section A.1 above by the percentage of Net Smelter Returns to which Pescio is entitled under paragraph 7 of this Agreement. Payment shall be made within forty-five (45) days after the end of each calendar quarter in which Bullion is produced.

                                    (b)        For Other Products, the Net Smelter Returns royalty, payable to Pescio, shall be calculated by multiplying the dollar amount determined in accordance with Section B.1 above by the percentage of New Smelter Returns to which Pescio is entitled under paragraph 7 of this Agreement. Payment shall be made within forty-five (45) days after the end of each calendar quarter in which the Other Products are produced.

                       2.         Recoupment. Notwithstanding the provisions of Section D.I above, Net Smelter Returns calculated in accordance with this Schedule C for any calendar quarter shall first be payable to Mill City to recover all payments previously paid to Pescio during the term of this Agreement pursuant to paragraph 3(b)(vii).

                       3.         Data: Statements: Examination of Records.

                                    (a)        Mill City shall provide to Pescio data describing the date on which Products are produced from the Property, the Products produced, the shipment dates, and the quantity shipped. Final settlement data, identifying shipments and the quantity of shipment, shall be provided to Pescio as received by Mill City, but no less frequently than annually. Each payment of Net Smelter Returns royalty to Pescio shall be accompanied by a statement showing the basis for calculating the Net Smelter Returns royalty and copies of all data relating to the royalty calculation (including, but not limited to, settlement sheets used in calculating the royalty).

                                    (b)        Each statement rendered and Net Smelter Returns amount paid by Mill City may, at Pescio’s written request given to Mill City within six (6) months following the delivery of such statement or payment, be verified by Pescio and its agents and representatives from the financial and production records maintained by Mill City. The verification shall be at Pescio’s sole risk and expense and shall be conducted so as not to interfere or conflict with operations of Mill City on the Property. All statements rendered and Net Smelter Returns royalty paid shall conclusively be presumed to be correct and accept by Pescio as rendered or paid unless Pescio timely requests verification in accordance with the the provisions of this Section.

                       4.         Commingling. Mill City may commingle Products produced from the Property with similar products from other properties. If Mill City engages in such commingling, Mill City shall establish procedures for determining the proportional amount of the total metal content in the commingled ores and concentrates attributable to the input from each of the properties, so that production royalties applicable to ores produced from each of the properties from which ores represent standard industry practice for ores and processes similar to those encountered or used in connection with the Property.

                       5.         Marketing. Pescio agrees that Mill City shall have the exclusive right to market and sell to third parties all Bullion produced from the property, including without limitation the forward sale or Bullion on the commodity markets and the repayment of gold loans. Pescio shall have no right to participate in any hedging or price protection activities of Mill City, including any sales of Bullion by Mill City on the commodity market, nor shall Pescio otherwise share in any profits or losses received by Mill City as a result of Mill City’s marketing or hedging activities.

PURCHASE AGREEMENT - ELLIOT DOME PROPERTY

THIS AGREEMENT made effective as of the 28th day of August, 2003.

BETWEEN:

CARL A. PESCIO
P. O. Box 5831 Elko, Nevada
89802

(herein after referred to as “Pescio”)

OF THE FIRST PART

- and -

MILL CITY INTERNATIONAL CORPORATION
Suite 700, 10655 Southport Road S.W.
Calgary, Alberta
T2W 4Y1

(hereinafter referred to as “Mill City”)

OF THE SECOND PART

                    WHEREAS Pescio and Mill City entered into a Letter Agreement dated June 9, 2003 (“Letter Agreement”) pursuant to which Pescio agreed to sell and Mill City agreed to purchase those mineral claims known as the Elliot Dome Property located in the State of Nevada, more particularly described in Schedule “A” attached hereto (the “Property”), on the various terms and conditions described in the Letter Agreement;

                    AND WHEREAS the Letter Agreement contemplates that the parties will enter into a definitive agreement more fully setting out the terms and conditions relating to the purchase of the Property by Mill City;

                    NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained and the sum of $2.00 (the receipt and sufficiency whereof is hereby acknowledged), it is hereby agreed by and between the parties hereto as follows:

1.         Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“Agreement” means this agreement and all amendments made hereto in accordance with the provisions hereof;

(b)	“Anniversary Date” means the 1st of June of each and every year throughout the Term;

(c)	“BLM” means the United States Bureau of Land Management;

(d)	“Commercial Production” means, in respect of any part of the Property:

(i)
if a mill is constructed on such part of the Property, the first day of the month following the first three consecutive calendar months during which the Mill first produces at least 60% of one-quarter of its yearly design capacity, or

(ii)
if a mill is not constructed on such part of the Property, the last day of the first period of 30 Consecutive days during which ore has been shipped from such part of the Property on a reasonably regular basis for the purpose of earning revenue;

but no period of time during which ore or concentrate is being shipped from such part of the Property for testing purposes shall be taken into account in determining the date of commencement of Commercial Production.

(e)	“Dollars” means United States Dollars;

(f)
'Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(i)	any and all claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and

(ii)
any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(g)
“Environmental Law” means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, state or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water or land, (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation,

(iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands;

(h)	“Net Smelter Returns” has the meaning ascribed thereto in subparagraph 7(a);

(i)	“Property” means the mining claims listed in Schedule “A” hereto;

(j)	“Royalty” has the meaning ascribed thereto in subparagraph 7(a);and.

(k)	“Term” means the term of this Agreement commencing June 1, 2003 and terminating at the expiration of Commercial Production unless terminated otherwise in accordance with the provisions hereunder.

2.         Representations and Warranties

(a)	Pescio hereby represents and warrants to Mill City that:

(i)       he has attained the age of majority and has the legal capacity and competence to enter into and deliver this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of his obligations and duties hereunder;

(ii)      the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions any indenture, agreement or other instrument whatsoever to which he is a party or by which he is bound or to which he maybe subject and does not contravene any applicable laws, rules or regulations;

(iii) this Agreement has been duly executed and delivered by him and is valid and binding upon him in accordance with its terms;

(iv) he has the right, power, authority and capacity to enter into and carry out its obligations under this Agreement and to convey to Mill City a 100% undivided interest in and to the Property;

(v) he is or is entitled to become the sole recorded and beneficial owner of the Property, with good and marketable title thereto subject only to paramount title of the United States of America;

(vi) the Property is properly and accurately described in Schedule “A” annexed hereto;

(vii) to his knowledge the Property is in good standing and conditions on and relating to the Property respecting all past and current operations thereon carried on by or on behalf of Pescio are in compliance with all applicable federal, state and municipal laws including all Environmental Laws;

(viii)     to his knowledge the Property (including all ores, concentrates, minerals, metals or products in, on or under the Property or which may be removed or extricated therefrom) is free and clear of any and all liens, charges, claims, security interests, mortgages, hypothecs, agreements, adverse claims (including,  without limitation, any order or judgment relating to the Property or any legal  proceedings in process, pending or threatened which might result in any such  order or judgment), royalties, profit interests or other payments in the nature of a  rent or royalty, or other interests of whatsoever nature or kind, recorded or  unrecorded;

 (ix)       he has not received from any governmental instrumentality any notice of,  or communication relating to, any actual or alleged Environmental Claims, and  there are no outstanding work orders or actions required to be taken relating to  environmental matters respecting the Property as a result of any operations carried  out thereon by or for Pescio;

(x) as a result of Pescio’s actions the Property is not subject to any outstanding obligations or liabilities whatsoever or any agreement with any third party;

(xi)       to his knowledge there is no adverse claim against or challenge to the ownership of or title to any part of the Property nor is there any basis therefore, excepting normal claim overlaps onto property not open to location;

(xii)      he has and will continue to make available to Mill City all information in his possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization;

(xiii)      he will, on an as available basis, assist Mill City with project financing and bonding efforts with financial institutions, state agencies and institutions when requested by Mill City, at no cost to Pescio;

(xiv)     to his knowledge and as a result of any action or operations by Pescio, there are no actions, suits or proceedings (whether or not purportedly on behalf of Pescio) (including Environmental Claims) pending or threatened against or materially adversely affecting, or which could materially adversely affect, the Property or before or by any federal, state, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any lien, charge, encumbrance or any other right of another against the Property;

(xv) there are no consents of any third parties required to the sale and transfer by Pescio to Mill City of the Property; and

(xvi) the operation of the Property is not subject to any written or verbal operating, management, maintenance or other agreements, and Mill City shall not be bound to assume any such contract.

(b)	Mill City hereby represents and warrants to Pescio that:

(i) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(ii) it has full corporate power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(iii)      neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated, conflict with, result in the breach of, or accelerate the performance required by any agreement to which it is a party or by which it maybe bound;

(iv)      the execution and delivery of this Agreement will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining to it, or any of its constating documents or any resolution of its directors or shareholders.

(c)
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Mill City for a period 1 year from the effective date of this Agreement, and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

3.         Sale of Property

(a)	Pescio hereby sells and Mill City hereby purchases a 100% undivided interest in and to the Property free and clear of all liens and encumbrances and subject to the provisions of this Agreement;

(b)	Mill City agrees to make certain payments and issue common shares to Pescio in those amounts and at those times as follows:

(i)	$30,000 and 100,000 Common Shares of Mill City payable on or before December 31, 2003;

(ii)	$45,000 payable on the 1st Anniversary Date;

(iii)	$75,000 due on the 2nd Anniversary Date;

(iv)	$100,000 due on the 3rd Anniversary Date;

(v)	$150,000 due on the 4th Anniversary Date;

(vi)	$200,000 due on the 5th Anniversary Date and each Anniversary Date thereafter.

Notwithstanding the above, Pescio and Mill City agree that in the event of and after the commencement of Commercial Production from the Property (and therefore the payment of the Royalty as described hereunder) those annual payments set out in sub-paragraph (b) above shall be deducted from the Royalty otherwise due and payable to Pescio.

(c)
In addition to those payments to be paid to Pescio pursuant to sub-paragraph (b) above, Mill City shall pay or reimburse Pescio for any acquisition (staking) costs and shall pay all filing fees and/or annual holding fees in respect of the property due and payable at the time of staking and on September 1 of each year throughout the Term. These payments and costs to be paid by Mill City include any additional claim staking costs and filing fees as otherwise set out in Schedule B attached hereto. Mill City acknowledges and agrees that all filing fees or annual holding fees due September 1, 2003 and September 1, 2004 shall be paid by Mill City notwithstanding whether or not Mill City has terminated this Agreement as it is otherwise permitted to do in accordance with the terms hereunder. Subject to the above and provided that Mill City has terminated this Agreement on or prior to June 1 in any given year, Mill City will not then be responsible for the payment of any further annual holding fees otherwise due and payable on September 1 and thereafter.

4.         Exploration Expenditures

                                        Mill City shall carry out at least 5,000 feet of drilling on the Property within three years followed by a yearly commitment of 7,500 feet until completion of a bankable feasibility study (report). After completion of 2,000 feet of the initial 5,000 foot commitment on the Property, the parties may agree that all or a portion of the remaining 3,000 feet of drilling may be drilled on one or more of any other five (5) properties subject to similar agreements entered into between Mill City and Pescio as of the date hereof. Excess footage drilled on the Property in any year can be carried forward to subsequent years and the drilling commitment on any of the other five (5) properties may be extended for a period not to exceed eighteen (18) months Mill City shall pay Pescio $10.00 per foot committed to and not drilled within the applicable time period referred to above.

5.         Title to Property

                                        Upon the parties having signed this Agreement and following payment by Mill City of the payments required pursuant to sub-paragraph 3(b)(i) and the issuance of those common shares to Pescio, Pescio shall, at no cost to Pescio, execute and deliver all requisite documentation necessary, if any, to effect the transfer of the Property into the name of Mill City. At the time of the Property being registered in the name of Mill City and in the event of Mill City either being in default of its obligations under this Agreement or Mill City terminating this Agreement as otherwise permitted, Mill City shall then execute and deliver all requisite documentation necessary to effect the transfer of the Property back into the name of Pescio.

6.         Mill City’s Rights and Obligations

(a)	Mill City and its employees, agents or nominees shall during the currency of this Agreement have the sole and exclusive right:

(i) to enter upon the Property;

(ii) to have exclusive and quiet possession thereof;

(iii) to explore, develop, diamond drill and do such other mining work thereon and thereunder as it thinks advisable;

(iv) to remove from the Property and dispose of ores, concentrates, minerals and metals but only for the purpose of making assays or tests thereof, and

(v) to bring upon and/or erect in and upon the Property such mining plant, buildings, machinery, tools, appliances and/or equipment as may be deemed appropriate.

(b)	Mill City covenants and agrees with Pescio that during the currency of this Agreement:

(i)          it shall cause to be done all things that may be required to keep the   Property in good standing and shall carry out or cause to be carried out, filed and   recorded sufficient assessment work to keep the Property in good standing under   applicable federal and state mining laws of the State of Nevada and/or pay the  state and federal fees required to keep the Property in good standing, provided   that (and subject to subparagraph 3(c) above) should Mill City terminate this   Agreement less than 90 days prior to August 31st of any year, Mill City shall pay  the BLM and county fees due on September 1st of that year;

(ii)          it will pay all accounts of every nature and kind for wages, supplies, workmen’s compensation assessments and other amounts or indebtedness incurred  by it in connection with any operations or work carried out by it on the Property as and when same become due and payable so that no claim or lien arises against the Property or Pescio or the ores, concentrates, minerals and metals therein. Should any lien or liens be registered against the Property in consequence of any work done or material brought thereon by or on behalf of Mill City, Mill City shall forthwith take proceedings at its own expense to have such lien or liens removed. Provided always that should Mill City desire to dispute or contest such a claim for a lien or liens, it shall be entitled to do so but shall remove or have same removed within a reasonable time after the validity of the same shall have been finally determined and Mill City shall indemnify Pescio and protect the Property and Pescio from and against all and any claims of any nature or kind which may hereafter be made in respect of any operations carried on by Mill City on the Property including any claim made after the expiration of this Agreement arising by reason of the condition by which Mill City may have left the Property or any part of it;

(iii)       it will conduct all exploration, development and mining operations in, on and under the Property in good and workmanlike manner in accordance with good mining and engineering practice and in compliance with all applicable laws, regulations and orders and without limiting the generality of the foregoing, it will upon termination of this Agreement in accordance with the terms hereunder:

(A)       leave the Property in a safe condition with all openings safeguarded in accordance with the provisions of applicable federal and state mining laws in effect in the State of Nevada or any other act or regulation affecting the same; and

(B)      remove all supplies, tools, appliances, plant, machinery, equipment  and buildings which may have been brought or erected upon the Property  by it while the option is in force and if not so removed within 6 months of  the date of termination of this Agreement, same shall become the property of Pescio.;

(iv)        it will deliver copies  of all assessment reports and maps to Pescio as the  same become available and  will permit Pescio or its agents duly authorized in  writing to enter upon the Property at any reasonable time to inspect the workings thereon and all assays, plans, maps, diamond drill cores, records and other data in its possession relating to the work done by it on the Property, provided that such  inspections shall not interfere with the work being carried out thereon by Mill  City and shall be at the sole risk of Pescio.;

(v)          if it terminates this Agreement, it will upon Pescio’s written request deliver to Pescio all reports, maps, plans and particulars of exploration, development and mining work done in and under the Property, together with all assays, diamond drill cores, records and other data and information in Mill City’s possession relating to the exploration and development work and mining operations carried out by it on the Property;

(vi)       it shall indemnify and save Pescio harmless from all costs, losses and damages which may arise by reason of injury (including injury resulting in death) to any person, whether or not employed by it in or upon the Property, or damage  done to any other property as a result of any work or operations by it on the Property; and

(vii) it shall pay any and all taxes, duties, assessments and rents payable in respect of the Property

                                        Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement is terminated, the provisions of clauses (ii), (iii), (v) and (vi) of this subparagraph 6(b) shall survive and continue to apply

7.         Net Smelter Returns and Royalty

(a)
In the event that exploration of the Property results in the commencement of Commercial Production, Mill City shall be required to pay to Pescio an amount equal to a 4% Net Smelter Returns royalty (the “Royalty”) for all products including gold and silver mined and recovered from the Property on the terms and subject to the conditions specified in Schedule “C” to this Agreement, provided that in any year payments to Pescio pursuant to this subparagraph 7(a) shall be credited to those payments due and payable to Pescio pursuant to subparagraph 3(b) above.

(b)
Any payment of Royalty made by Mill City to Pescio shall be deemed to have been well and truly made if a cheque payable to Pescio less any income or withholding taxes thereon which Mill City may be required to withhold pursuant to Section 116 of the Income Tax Act, S.C. 1970-71-72, c.63, has been delivered to Pescio.

(c)
Prior to the actual commencement of Commercial Production from the Property, Mill City has the option to purchase 1% of the Royalty by paying to Pescio $1,000,000. Upon commencement of Commercial Production from the Property, this option to Mill City shall expire and terminate.

8.         Right of First Refusal

                                        If Pescio wishes or seeks to sell, assign, transfer, convey or otherwise dispose of all or any portion of the Royalty at any time, Mill City shall be entitled to acquire all, but not part of, the Royalty (the “Offered Interest”) sought to be sold, assigned, transferred, conveyed or otherwise disposed of within 30 days (the “Acceptance Period”) after receiving notice (the “Offering Notice”) of any bona fide cash offer received by Pescio from a third party who stands in a strictly arm’s-length relationship to Pescio to acquire such Offered Interest or part thereof, on the same price and substantially the same terms for the acquisition thereof. The Offering Notice shall for all purposes be deemed to be an offer by Pescio to Mill City (irrevocable by Pescio within the Acceptance Period) to sell, assign, transfer, convey or otherwise dispose of such

Offered Interest at the price and on the terms specified in the Offering Notice. If Mill City does not within the Acceptance Period advise Pescio that it is willing to purchase such Offered Interest at the same price and on substantially the same terms for the acquisition thereof as are specified in the Offering Notice, Pescio may, at any time within 90 days (the “Second Acceptance Period”) after the expiry of the Acceptance Period, sell, assign, transfer, convey or otherwise dispose of the Offered Interest to such third party at the price and upon the terms referred to in the Offering Notice. In the event Pescio does not sell, assign, transfer, convey or otherwise dispose of such Offered Interest within the Second Acceptance Period, the provisions of this section shall apply to any subsequent sale, assignment, transfer, conveyance or other disposition of all or any portion of the Royalty by Pescio.

9.         Default

                                        If, during the currency of this Agreement, Mill City shall default with respect to any of its covenants and agreements contained herein other than making the payments provided for in subparagraphs 3(b)and 3(c)) hereof, Pescio shall notify Mill City in writing specifying the nature of such default and if Mill City does not rectify such default within sixty (60) days of the receipt of such notice then in every such case this Agreement shall terminate. If default shall be made with respect to the making of payments provided for in subparagraph 3(b) hereof and if Mill City does not rectify such default within thirty (30) days of the receipt of notice thereof, then this Agreement shall terminate.

10.        Termination

                                        Notwithstanding anything to the contrary contained in this Agreement and subject only to the provisions of subparagraph 3(c) and this paragraph 10, Mill City may, at any time and from time to time upon notice to Pescio terminate this Agreement with respect to all or any part or parts of the Property. Forthwith upon the giving of said notice, such of the Property with respect to which this Agreement has been terminated shall cease to be part of the Property for the purpose of this Agreement and save only for the provisions of clauses (ii), (iii), (v) and (vi) of subparagraph 6(b) hereof, all obligations of Mill City hereunder with respect thereto shall thereupon be at an end and the term “Property” shall thereafter mean only that part of the Property that is still subject to the provisions of this Agreement.

11.        Area of Interest

(a)
If, during the subsistence of this Agreement, any party (an “Acquiring Party”) stakes or acquires any mineral interests which are encompassed, in whole or in part, within the Area of Interest (as hereinafter defined), then the Acquiring Party shall forthwith give notice to the other party (the “Other Party”) of that staking or acquisition, the cost thereof and all details in possession of the Acquiring Party with respect to the nature of such mineral interests and the known mineralization;

(b)	If the Other Party is Mill City, Mill City may, within thirty days of receipt of the Acquiring Party’s notice, elect, by notice to the Acquiring Party, to require that such mineral interest be included in and thereafter form part of the Property for all purposes of this Agreement. If Mill City makes the election contemplated by this subparagraph 11(b), the mineral interest so acquired by the Acquiring Party shall be included in and thereafter form part of the Property and Mill City shall reimburse the Acquiring Party for the cost of acquisition thereof. If Mill City does not make the election contemplated by this subparagraph 11(b) such mineral interest acquired by Pescio shall not form part of the Property and Pescio shall be solely entitled thereto;

(c)	If the Other Party is Pescio, such mineral interest shall immediately upon acquisition thereof be included in and Thereafter form part of the Property;

(d)
For the purposes of this Agreement, the term “Area of Interest” shall mean the unpatented or patented mining claims, mining leases or other mineral interest lying within the boundaries of the Property or within a distance of two miles from the external perimeter of the Property, as the Property exists as at the date of this Agreement and excluding any such unpatented or patented mining claims, mining leases or other mineral interests located to the north of the Property and otherwise comprising a similar area of interest in respect of that property owned by Pescio and referred to as the Dixie Creek Property.

(e)
In the event of the commencement of Commercial Production from any portion of the Property comprised of the Area of Interest, the provisions of this Agreement relating to the Royalty shall apply except that the Royalty to be paid to Pescio from mineral rights acquired from a third party within this Area of Interest shall be 1%. In addition and in relation to the Royalty that may be purchased by Mill City in accordance with subparagraph 7 (c) above, Mill City may, prior to the commencement of Commercial Production, purchase 0.5% of the 1% Royalty at a cost of $500,000.

12.        Confidentiality

                                        The parties agree that all information with respect to the subject matter hereof will be the exclusive property of the parties and not used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction over Mill City, or with the consent of the other party not to be unreasonably withheld.

13.        Notice

                                        Any notice to be given hereunder shall be given by delivery or by prepaid registered post addressed to the parties at their respective addresses set forth on page 1 hereof or to such other address or addresses as the parties may notify each other from time to time and any notice given by prepaid registered post shall be deemed to have been given and/or received on the fourth day next following the posting thereof and any notice given by delivery shall be deemed to have been given and/or received on the day of delivery.

14.        Time of Essence

                                        Time shall be of the essence of this Agreement.

15.        Further Assurances

                                        The parties hereto agree to sign, execute and deliver all such other deeds and documents and to do all such other things as may be expedient or necessary to give full force and effect to this Agreement.

16.        Headings

                                        It is understood and agreed that the headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

17.        Enurement

                                        This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

18.        Assignment

                                        Mill City will have the right to assign any or all of its interest in and to the Property and this Agreement, provided that any such assignment the Assignee first enters into an agreement whereby the Assignee acknowledges, assumes and agrees to be bound by the terms and conditions of this Agreement.

19.        Applicable Law

                                        This Agreement shall be interpreted and governed in accordance with the laws of Alberta.

20.        Entire Agreement

                                        This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby

21.        Severability

                                        In the event that any court or administrative body of competent jurisdiction determines that any part, term, or provision of this Agreement is unenforceable, illegal, or in conflict with any federal, provincial, regional, or local law, the parties shall petition (or shall hereby be deemed to have petitioned) such court or administrative body to amend such part, term, or provision in such a way as to carry out the intent of the parties hereto to the extent permissible under such law; provided, however, that if the court or administrative body declines to so act, then, such part, term, or provision shall be considered severable from the rest of the Agreement, and the remaining provisions of the Agreement shall not be thereby affected, and this Agreement shall be construed and enforced as if the Agreement did not contain such part. term or provision.

                                        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SCHEDULE “A”

ELLIOT DOME PROPERTY

TO AN AGREEMENT MADE BETWEEN

CARL A. PESCJO

and

MILL CITY INTERNATIONAL CORPORATION

                     The Property consists of 95 claims located, in the State of Nevada. The mining claim numbers are as follows:

Claim Name	BLM Serial

PIR 103- 125	831170-831192

WFIM 131 - 148	831193-831210

WHM 151-168	831211- 831228

TF 1-36	831229-831264

SCHEDULE “B”

ELLIOT DOME PROPERTY

TO AN AGREEMENT MADE BETWEEN

CARL A. PESCIO

and

MILL CITY INTERNATIONAL CORPORATION

Nil

SCHEDULE “C”

Attached to and made a part of that Purchase

Agreement —Elliot Dome Property dated effective

August 28, 2003, by and between CARL A. PESCIO and

Mill City International Corporation

NET SMELTER RETURNS

Unless otherwise specified, capitalized terms use herein shall have the same meaning given to them in the Agreement.

A.            NET SMELTER RETURNS FOR BULLION. Mill City and Pescio agree that Net Smelter Returns shall be paid to Pescio according to the provisions of this Schedule C in a timely manner for fine gold and/or silver bullion or dore' bullion (collectively, “Bullion”) produced from the Property during each calendar quarter, as “production” is defined in Section A.3 below, regardless of whether Mill City actually sells such Bullion to a third party during such calendar quarter. The New Smelter Returns calculation described in this Section A shall be applied if Products are produced from the Property in the form of Bullion.

                1.             Net Smelter Returns Calculation. For Bullion, Net Smelter Returns shall mean the quantity of recoverable fine gold or silver contained in the Bullion produced (as defined in Section A.3 below) from the Property during each calendar quarter, multiplied by its average price (as calculated under Section A.2 below) less 2% of such amount for reimbursement to Mill City for all costs associated with insuring the Bullion, transporting the Bullion from the Property to the place of sale, marketing the Bullion and the amount of all taxes imposed upon or in connection with the Bullion, excepting federal and state income tax. If the actual amount of the fine gold or silver actually recovered from the Bullion differs from the amount determined at the time the Bullion is produced, the amount of royalty paid will be adjusted in the next calendar quarter to reflect the overpayment or underpayment that resulted from such differences.

                2.             Price. The price for Bullion shall be the average of the closing prices for gold or silver on the New York Commodity Exchange (“COMEX”) for the calendar quarter in which gold or silver is produced from the Property. The average gold and silver prices for each calendar quarter shall be determined by dividing the sum of all daily prices in US dollars per troy ounce, as posted during the calendar quarter, by the number of days that prices were posted. The posted price shall be obtained from The Wall Street Journal or other reliable source agreeable to both parties.

                3.             Definition of Production. For the purposes of this Schedule C, production of Bullion shall be defined as follows:

                                (a)            when Bullion is processed within the Property at a smelter or refinery owned or controlled by Mill City, Bullion shall be deemed to have been “produced” from the Property on the date Mill City completes the final process necessary for the mineral product to be in saleable form;

                                (b)            when Bullion is processed off the Property at a smelter or refinery owned or controlled by Mill City, Bullion shall be deemed to have been “produced” from the Property on the date Mill City completes the final process necessary for the mineral product to be in saleable form;

                                (c)             when Bullion is sold to a third party smelter or refiner or another purchaser as a final product, Bullion shall be deemed to have “produced” from the Property when credited to Mill City’s account by such purchaser; or

                                (d)             when Bullion is smelted or refined at a smelter or refinery not owned or controlled by Mill City, under an arrangement whereby Mill City retains title to the resultant Bullion, the Bullion shall be deemed to have been “produced” from the Property on the date of final settlement by Mill City with the smelter or refiner.

B.            NET SMELTER RETURNS FOR OTHER PRODUCTION - Mill City and Pescio agree that Net Smelter Returns shall be paid to Pescio according to the provisions of this Schedule C in a timely manner for all Products other than Bullion which are produced from the Property during a calendar quarter, as “production” is defined in Section B.3 below. Such other products shall include, without limitations, all metalliferous ores, concentrates, precipitates, leach solutions, slags, carbon fines, or any other primary, intermediate or final product derived from metalliferous ore, except Bullion (collective, the “Other Products”). Other Products shall not include rock, dirt, limestone, or similar materials used by Mill City. The Net Smelter Returns calculation described in this Section B shall be applied if Products are sold, transferred or transported directly from the Property in the form of Other Products.

                1.             Net Smelter Returns Calculation. For Other Products, Net Smelter Returns shall mean the total price received by Mill City (as calculated in Section B.2 below) for the Other Products produced from the Property (as production is defined is Section B.3 below) during each calendar quarter, less 7.5% of such amount for reimbursement to Mill City for all costs associated with insuring the Other Products, transporting the Other Products from the Property to the place of sale or transfer, marketing the Other Products and the amount of all taxes imposed upon or in connection with the Other Products, excepting federal and state income taxes.

                2.             Price. For sales to nonaffiliated entities in arms’ length transactions, the price for Other Products shall be the actual amounts received by Mill City for the sale of Other Products, including all credits and bonuses. For sales or transfers to affiliates of Mill City, or purchasers or transferees owned or controlled by Mill City, the price for Other Products shall be the greater of the account amounts received by Mill City, including all credits and bonuses, or the fair market value of the Other Products had they been sold or transferred in an arms’ length transaction with a nonaffiliated purchaser. If no market exists for the Other Products produced, the Other Product will be deemed to have been sold at a price equal to the fair market value of the Other Products at the first level of processing for which a market exists for that Other Products, less 10% as a deemed cost of processing for the Other Products to that first level of processing. Provided, in all cases, that if Mill City has not sold Other Products within twelve (12) months of the date upon which they were produced, the Other Products will be deemed to have been sold at the fair market value of the Other Products or if no market exists, at the first level of processing for which a market exists, less 10% as deemed cost of processing as provided herein above.

                3.             Definition of Production. For the purposes of this Schedule C, production of Other Products shall be defined as follows:

                                (a)             when Other Products are processed by Mill City on the Property at a smelter or refinery owned or controlled by Mill City, Other Products shall be deemed to have been “produced” from the Property on that date Mill City completes the final process necessary for the mineral product to be sold in salable form;

                                (b)             when Other Products are processed off the Property, either at a smelter or refinery owned or controlled by Mill City, or a third party smelter or refinery, Other Products shall be deemed to have been “produced” from the Property on the date the Other Products are removed from the Property; or

                                (c)             when Other Products are sold, transferred or transported directly from the Property in a crude or unprocessed state, Other Products shall be deemed to have been “produced” from the Property on the date the Other Products are removed from the Property.

C.            OTHER COSTS. Except as specifically set forth herein, Mill City shall not deduct any cost of mining, milling, leaching or any other processing costs incurred by Mill City in the determination of the New Smelter Returns.

D.            PAYMENT OF NET SMELTER RETURNS ROYALTY.

                1.             Payment. The amount of Net Smelter Returns royalty due Pescio shall be payable in the following alternative manner, depending upon the Product produced:

                                (a)             For Bullion, the Net Smelter Returns royalty payable to Pescio shall be calculated by multiplying the dollar amount determined in accordance with Section A.1 above by the percentage of Net Smelter Returns to which Pescio is entitled under paragraph 7 of this Agreement. Payment shall be made within forty-five (45) days after the end of each calendar quarter in which Bullion is produced.

                                (b)             For Other Products, the Net Smelter Returns royalty, payable to Pescio, shall be calculated by multiplying the dollar amount determined in accordance with Section B. 1 above by the percentage of New Smelter Returns to which Pescio is entitled under paragraph 7 of this Agreement. Payment shall be made within forty-five (45) days after the end of each calendar quarter in which the Other Products are produced.

                2.             Recoupment. Notwithstanding the provisions of Section D.1 above, Net Smelter Returns calculated in accordance with this Schedule C for any calendar quarter shall first be payable to Mill City to recover all payments previously paid to Pescio during the term of this Agreement pursuant to paragraph 3(b)(vii).

                3.             Data; Statements; Examination of Records.

                                (a)             Mill City shall provide to Pescio data describing the date on which Products are produced from the Property, the Products produced, the shipment dates, and the quantity shipped. Final settlement data, identifying shipments and the quantity of shipment, shall be provided to Pescio as received by Mill City, but no less frequently than annually. Each payment of Net Smelter Returns royalty to Pescio shall be accompanied by a statement showing the basis for calculating the Net Smelter Returns royalty and copies of all data relating to the royalty calculation (including, but not limited to, settlement sheets used in calculating the royalty).

                                (b)            Each statement rendered and Net Smelter Returns amount paid by Mill City may, at Pescio’s 'written request given to Mill City within six (6) months following the delivery of such statement or payment, be verified by Pescio and its agents and representatives from the financial and production records maintained by Mill City. The verification shall be at Pescio’s sole risk and expense arid shall be conducted so as not to interfere or conflict with operations of Mill City on the Property. All statements rendered and Net Smelter Returns royalty paid shall conclusively be presumed to be correct and accept by Pescio as rendered or paid unless Pescio timely requests verification in accordance with the provisions of this Section.

                4.             Commingling. Mill City may commingle Products produced from the Property with similar products from other properties. If Mill City engages in such commingling, Mill City shall establish procedures for determining the proportional amount of the total metal content in the commingled ores and concentrates attributable to the input from each of the properties, so that production royalties applicable to ores produced from each of the properties from which ores represent standard industry practice for ores and processes similar to those encountered or used in connection with the Property.

                5.             Marketing. Pescio agrees that Mill City shall have the exclusive right to market and sell to third parties all Bullion produced from the Property, including without limitation the forward sale or Bullion on the commodity markets and the repayment of gold loans. Pescio shall have no right to participate in any hedging or price protection activities of Mill City, including any sales of Bullion by Mill City on the commodity market, nor shall Pescio otherwise share in any profits or losses received by Mill City as a result of Mill City’s marketing or hedging activities.

MILL CITY INTERNATIONAL CORPORATION

www.millcityinternational.com
Email: info@millcityinternational.com

208, 1333 – 8th Street SW
Calgary, Alberta T2R 1M6
Tel: (403) 640-0110
Fax: (403) 640-4024

VIA FAX: 775-778-9675

May 15, 2004

Re: Amendment to Purchase Agreements

Dear Carl:

This Amendment to Purchase Agreements is made effective this 15th day of May, 2004, by and between Mill City International Corporation ("MC") and Carl A. Pescio ("Pescio").

WHEREAS, MC and Pescio have entered into eight (8) Purchase Agreements ("Agreements"), attached hereto, on various mineral properties located in Nevada and listed below:

1. North Mill Creek/Elder Creek/NAD effective as of June 1, 2003.
2. Toy effective as of June 1, 2003.
3. Switch/Six Mile effective June 1, 2003.
4. Tusk effective as of June 1, 2003.
5. Eden effective as of June 1, 2003.
6. North Carlin effective as of June 1, 2003.
7. Pony Creek effective as of June 1, 2003.
8. Elliott Dome effective as of August 28, 2003.

WHEREAS, MC and Pescio have agreed to amend certain portions of the Agreements listed above such that the payments due Pescio and listed in Section 3(b) (ii-vi) of the Agreements be reduced by fifty percent (50%) and that the drilling commitment requiring MC to complete 5,000 feet of drilling on each property within three years, as specified in Section 4 of the Agreements be eliminated.

... 2

- 2 -

NOW, THEREFORE, MC and Pescio agree as follows:

1. MC is hereby committed to and shall pay Pescio US$135,000 on or before June 1, 2004 and US$210,000 on or before June 1, 2005. The total amount committed to is US$345,000 which represents the sum of one half of all of the payments due on the 1st and 2nd Anniversary Dates of the eight Agreements, as specified in Section 3(b) (ii, iii) of each Agreement.

2. MC shall keep all property as listed in Schedule A/Exhibit A of the Agreements in good standing, which includes payment of all fees due to the various Counties and the Bureau of Land Management, through September 1, 2006.

3. MC shall cause all Common Shares of Mill City, as listed in Section 3(b) (i) of the Agreements, to become free trading and released from escrow to Pescio on June 1, 2004.

4. Upon completion of the Payments and obligations as specified in Sections 1 through 3 above, MC and Pescio agree that the yearly payments, as listed in Section 3(b) (iv-vi) of the Agreements, shall be reduced by fifty percent (50%) and that the Exploration Commitment which requires MC to complete at least 5,000 feet of drilling on each Property within three years or pay Pescio US$10 per foot not drilled, as specified in Section 4 of the Agreements, be eliminated.

The above terms and conditions are hereby acknowledged and agreed to this 15th day of May, 2004, by and between:

MILL CITY INTERNATIONAL CORPORATION

[signature]	6/25/04
Per: James R. Brown, President	Date
[signature]	6/25/04
Carl A. Pescio	Date

MILL CITY INTERNATIONAL CORPORATION

www.millcityinternational.com
Email: info@millcityinternational.com

208, 1333 – 8th Street SW
Calgary, Alberta T2R 1M6
Tel: (403) 640-0110
Fax: (403) 640-4024

VIA FAX: 775-778-9675

August 2, 2004

Re: Amendment to "Amendment to Purchase Agreements dated May 15, 2004"

This Amendment to the "Amendment to Purchase Agreements dated May 15, 2004" is made effective this 2nd day of August, 2004 by and between Mill City International Corporation ("MC") and Carl A. Pescio ("Pescio").

WHEREAS, MC and Pescio have entered into eight (8) Purchase Agreements ("Agreements") attached hereto, on various mineral properties in Nevada and listed below:

1. North Mill Creek/Elder Creek/NAD effective as of June 1, 2003
2. Toy effective as of June 1, 2003
3. Switch/Six Mile effective as of June 1, 2003
4. Tusk effective as of June 1, 2003
5. Eden effective as of June 1, 2003
6. North Carlin effective as of June 1, 2003
7. Pony Creek effective as of June 1, 2003
8. Elliott Dome effective as of August 28, 2003

WHEREAS, MC and Pescio by an agreement dated May 15, 2004, have agreed to further amend certain portions of the May 15, 2004 agreement as set out herein.

WHEREAS MC and Pescio have agreed to amend certain portions of the Agreements listed above such that the payments due Pescio and listed in Section 3 (b) (ii-vii) of the Agreements in 1. thru 6. above, and in Section 3 (b) (ii- vi) of the Agreements in 7. and 8 above, be reduced by fifty percent (50%) and that the drilling commitment requiring MC to complete 5,000 feet of drilling on each property within three years, as specified in Section 4 of the Agreements be eliminated.

NOW THEREFORE, MC and Pescio agree as follows:

1. MC has paid Pescio the sum of US$135,000 on June 1, 2004. The commitment to pay Pescio US$210,000 on June 1, 2005 is hereby amended and substituted with the following:

A. MC shall pay Pescio on June 1, 2005 and subsequent years thereafter 50% of all payments due Pescio and listed in Section 3 (b) (ii-vi) of the Pony Creek Agreement dated June 1, 2003 and the Elliott Dome Agreement dated August 28, 2003 so long as these two properties are under option to Grandview Gold Inc. ("Grandview") pursuant to an Option Agreement between MC and Grandview (the "Grandview Option Agreement") effective July 27, 2004 or to a joint venture partner as contemplated thereby. Should the Grandview Option Agreement terminate prior to June 1, 2005 for any reason whatsoever, MC shall be obligated to pay Pescio an amount equal to US$75,000 multiplied by the number of monthly payments received (as contemplated in Section 5. of the Grandview Option Agreement) up to the date of termination divided by twelve. Upon either of these two properties being re-optioned in the future, the schedule of future payments to Pescio for each property shall be as follows:

US$15,000 within sixty (60) days of signing the option agreement
US$22,500 on the 1st Anniversary Date of the option agreement
US$37,500 on the 2nd Anniversary Date of the option agreement
US$50,000 on the 3rdAnniversary Date of the option agreement
US$75,000 on the 4thAnniversary Date of the option agreement
US$100,000 on the 5th Anniversary Date of the option agreement and each Anniversary Date thereafter.

B. MC shall pay 50% of all payments due Pescio and listed in Section 3 (b) (ii-vii) of the Agreements covered in 1. thru 6. above commencing sixty (60) days from the date that MC first enters into an Option Agreement with a third party with respect to each of these aforementioned Agreements. Upon the termination of any Option Agreement relating to these aforementioned Agreements, MC and Pescio hereby agree that all future payments to Pescio shall terminate until such time as MC re-options the property to another party in which case the schedule of payments due Pescio shall be as outlined in paragraph 1. A. above.

MILL CITY GOLD CORP.

www.millcitygold.com
Email: info@millcitygold.com

208, 1333 – 8th Street SW
Calgary, Alberta T2R 1M6
Tel: (403) 640-0110
Fax: (403) 640-0024

VIA FAX: 775-778-9675

December 17, 2004

Dear Carl:

Further to discussions with Grandview Gold Inc. and in light of the agreed upon changes to the Option Agreement dated effective July 27, 2004 between Mill City Gold Corp. (formerly Mill City International Corporation), Grandview Gold Inc. and Carl A. Pescio it is appropriate to have these changes properly reflected in the Agreement dated August 2, 2004 between Mill City International Corporation and Carl A. Pescio. To that end, Paragraph 1., sub-paragraph A. should read as follows:

"A. MC shall pay Pescio on June 1, 2005 and subsequent years thereafter 50% of all payments due Pescio and listed in Section 3 (b)(ii-vi) of the Pony Creek Agreement dated June 1, 2003 and the Elliott Dome Agreement dated August 28, 2003 so long as these two properties are under option to Grandview Gold Inc. ("Grandview") pursuant to an Option Agreement between MC and Grandview (the "Grandview Option Agreement") effective July 27, 2004 or to a joint venture partner as contemplated thereby. Should the Grandview Option Agreement terminate, MC and Pescio hereby agree that all future payments to Pescio shall terminate until such time as MC re-options the property to another party. Upon either of these two properties being re-optioned in the future, the schedule of future payments to Pescio for each property shall be as follows:

US$15,000 within sixty (60) days of signing the option agreement
US$22,500 on the 1st Anniversary Date of the option agreement
US$37,500 on the 2nd Anniversary Date of the option agreement
US$50,000 on the 3rd Anniversary Date of the option agreement
US$75,000 on the 4th Anniversary Date of the option agreement
US$100,000 on the 5th Anniversary Date of the option agreement and each Anniversary Date thereafter."

....2

MILL CITY GOLD CORP.

www.millcitygold.com
Email: info@millcitygold.com

208, 1333 – 8th Street SW
Calgary, Alberta T2R 1M6
Tel: (403) 640-0110
Fax: (403) 640-4024

December 3, 2004

VIA FAX: 416-361-0923

Grandview Gold Inc.
56 Temperance Street, 4th Floor
Toronto, ON M5H 3V5
CANADA
Attention: Raymond P. Pecoskie, President

VIA FAX: 775-778-9675

Carl A. Pescio
P.O. Box 5831
Elko, Nevada 89802
USA
Attention: Carl A. Pescio

Dear Sirs:

Further to our numerous telephone discussions, this letter shall serve to amend the Option Agreement dated effective July 27, 2004 between Mill City Gold Corp. (formerly Mill City International Corporation), Grandview Gold Inc. and Carl A. Pescio as follows:

Paragraph 5. shall be deleted in its entirety. Paragraphs 6, 7, 8, 9 and 10 will be re-numbered as Paragraphs 5, 6, 7, 8 and 9. New Paragraph 5. shall add sub-paragraph e) which shall read as follows: GGI shall be responsible for all underlying advance royalty payments due Carl Pescio as they relate to the Pony Creek Property and the Elliott Dome Property. For clarity purposes, please refer to the following agreements:

a. Purchase Agreement – Pony Creek Property dated June 1, 2003 between Carl A. Pescio and Mill City International Corporation.
b. Purchase Agreement – Elliott Dome Property dated August 28, 2003 between Carl A. Pescio and Mill City International Corporation.

....2

SCHEDULE "C"

JOINT VENTURE AGREEMENT

BETWEEN:

GRANDVIEW GOLD INC.

AND

MILL CITY GOLD CORP.

DATED the • day of • , 20 •

INDEX

ARTICLE 1	DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01	Definitions
1.02	Interpretation
1.03	Currency
1.04	Time of Essence
1.05	Modification
1.06	Waiver
1.07	Interpretation and Severability
1.08	Governing Law
1.09	Schedules

ARTICLE 2	REPRESENTATIONS AND WARRANTIES

2.01	Representations and Warranties
2.02	Disclosure
2.03	Covenants

ARTICLE 3	THE JOINT VENTURE

3.01	General
3.02	Purposes
3.03	Limitation
3.04	Other Business Opportunities
3.05	Effective Date and Term
3.06	Title
3.07	No Partnership
3.08	Taxation

ARTICLE 4	INTERESTS OF PARTICIPANTS

4.01	Initial Contributions
4,02	Value of Initial Contributions
4.03	Initial Participating Interests
4,04	Changes in Participating Interests
4.05	Voluntary Reduction in Participation
4.06	Conversion of Minority Interest to Royalty
4.07	Continuing Liabilities Upon Adjustments of Participating Interests

ARTICLE 5	MANAGEMENT COMMITTEE

5.01	Organization and Composition

5.02	Decisions
5.03	Meetings
5.04	Action Without Meeting
5.05	Matters Requiring Approval

ARTICLE 6	OPERATOR

6.01	Appointment of Operator
6.02	Powers and Duties of Operator
6.03	Standard of Care
6.04	Resignation; Deemed Offer to Resign
6.05	Payments to Operator
6.06	Transaction with Affiliates
6,07	Activities Absent Approved Plan and Budget
6.08	Independent Contractor

ARTICLE 7	PROGRAMS AND BUDGETS

7.01	Operations Pursuant to Programs
7.02	Presentation of Programs and Budgets
7.03	Program Proposed by Non-Manager
7.04	Production Decision
7.05	Review and Approval of Proposed Programs and Budgets
7.06	Election to Participate
7.07	Budget Overruns; Program Changes
7.08	Emergency or Unexpected Expenditures

ARTICLE 8	ACCOUNTS AND SETTLEMENTS

8.01	Monthly Statements
8.02	Cash Calls
8.03	Failure to Pay Billings
8.04	Default in Making Contributions
8.05	Audits

ARTICLE 9	NET PROFITS ROYALTY

9.01	Conversion to Net Profits Royalty
9.02	No Obligation to Produce

ARTICLE 10	DISPOSITION OF PRODUCTION

10.01	Taking in Kind
10.02	Failure of Participant to Take in Kind

ARTICLE 11	TERMINATION

11.01	Termination by Expiration or Agreement
11.02	Termination by Deadlock
11.03	Continuing Obligation
11.04	Disposition of Assets on Termination
11.05	Right to Data after Termination
11.06	Continuing Authority

ARTICLE 12	ACQUISITIONS WITHIN AREA OF INTEREST

12.01	General
12.02	Notice to Non-Acquiring Participant
12.03	Option Exercised
12.04	Option Not Exercised

ARTICLE 13	ABANDONMENT AND SURRENDER OF PROPERTY

13.01	Surrender or Abandonment of Property
13.02	Reacquisition

ARTICLE 14	TRANSFER OF INTEREST

14.01	General
14.02	Limitations on Free Transferability
14.03	Pre-Emptive Right
14.04	Exception to Pre-Emptive Right

ARTICLE 15	CONFIDENTIALITY

15.01	General
15.02	Exceptions

ARTICLE 16	INDEMNITIES

ARTICLE 17	GENERAL

17.01	Notice
17.02	Partition
17.03	Perpetuities
17.04	Force Majeure

17.05	Further Assurances
17.06	Enurement

JOINT VENTURE AGREEMENT

THIS AGREEMENT made as of the • day of • ., 20 • .

BETWEEN:

GRANDVIEW GOLD INC., a corporation incorporated under the laws of the Province of Ontario,

(hereinafter called “Grandview”)

OF THE FIRST PART,

- and -

MILL CITY GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia,

(hereinafter called “Mill City”)

OF THE SECOND PART.

                         WHEREAS the parties hereto own certain mineral properties in the State-of Nevada, which mineral properties are described in Schedule “A” and are defined in Section 1.01;

                         AND WHEREAS the parties hereto wish to participate in the exploration and evaluation, and if feasible, the development and mining of mineral resources within the Property or any other properties acquired pursuant to the terms of this Agreement;

                         NOW THEREFORE this Agreement witnesseth that in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto agree as follows:

1-1

ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01	Definitions

Where used or referred to in this Agreement:

“Accounting Procedure” means the procedure established pursuant to Schedule “C”;

“Affiliate” has the meaning assigned to it in the Canada Business Corporations Act, as amended;

“Area of Interest” means the area within a two (2) kilometre radius of the perimeter of the Property;

“Assets” means the Property, Products and all other tangible and intangible personal property now or hereafter held by the Operator for the benefit of the Participants hereunder;

“Bankable Feasibility Study” means a technical report to be prepared upon the instructions of the Management Committee by the Operator or a contractor or contractors employed by the Operator based on the Exploration and any Development work performed prior to the date of such report, which report shall be in such form as is normally required by substantial, internationally recognized financial institutions for the purposes of deciding whether or not to lend funds for the development of mineral properties, and which shall include the following information:

(a)	a description of that part of the Property to be covered by the proposed mine;

(b)
the results of such Exploration and Development, including analyses of a proposal for mining, processing and beneficiation of Products; proposed mining, milling and production rates; a proposal for placement of facilities and transportation; a proposal for waste treatment and handling; the estimated recoverable reserves of Products, and the estimated mineral composition and content thereof; a general conceptual analyses of the permitting and environmental liability implications of the proposal; appropriate metallurgical tests to project the efficiency of proposed extraction, recovery and, if applicable, processing techniques; and such other analyses as deemed appropriate by the Operator;

(c)	the results of ore processing and amenability tests;

(d)	general estimates of capital costs for the Development and start-up of a mine, and, if proposed, of a mill and other processing and ancillary facilities, which cost estimates shall include:

(i)	reasonable estimates of all material expenditures required to purchase, construct and

1-2

install all material machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible in which case the study shall also include a preliminary design for such mill;

(ii)
reasonable estimates of material expenditures required to perform all other related work required to commence commercial production of Products (including reasonable estimates of working capital requirements, if any); and

(iii)	reasonable estimates of all other material direct and indirect costs and general and administrative expenses that may be required for an evaluation of the proposed production levels;

capital cost estimates shall include a scheduled the timing of the estimated material capital requirements for such proposal;

(e)
a general estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in paragraph (b)above, and for subsequent years for Operations, including estimates of annual production, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital funding requirements, royalties, material equipment leasing or material supply contract expenditures, expansion or modification of capital requirements, work commitments, and all other anticipated material costs of Operations. This analysis shall also include a general estimate of the number of employees required to conduct Operations;

(f)	all necessary environmental impact studies and costs;

(g)	a review of the nature, extent and rated capacity of the mining equipment and a proposed production schedule;

(h)	working capital requirements for the initial 12 months of operation as a mine or such longer period as may be reasonably justified in the circumstances;

(i)	projected cash flows and an economic forecast for the life of the mine; and

(j)
such other data or information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including those with respect to funding of costs and repatriation of capital and profits;

1-3

“Budget” means a detailed estimate of all Costs to be incurred by the Participants with respect to a Program and “Budgetary Period” means the Budgetary Period established in a Program and Budget;

“Costs” means all items of outlay and expense whatsoever, direct or indirect, with respect to Operations including without limitation those detailed in Sections 2.1 to 2.14 (inclusive) of the Accounting Procedure set out in Schedule “C” hereto;

“Cover Payment” has the meaning assigned to it in Section 8.04;

“Development” means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products;

“Dilution Date” means the date described in Subsection 4.05;

“Diluting Participant” means a Participant who elects not to participate in an adopted Program and Budget to the full extent of its Participating Interest as described in Section 4.05;

“Effective Date” means the date first written above;

“Equity Account” means the account established for each Participant as reflected on the books and records of the Operator. The Equity Account for each Participant shall be credited with the agreed value of each Participant’s Initial Contribution (net of liabilities assumed by the Participants and liabilities to which such contributed property is subject), subsequent contributions and each Participant’s distributive share of income and gain (or item thereof). Each Participant’s Equity Account shall likewise be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject), and such Participant’s distributive share of loss and deduction (or item thereof’). Prior to any distribution of Assets (in-kind or otherwise), the Equity Account shall be adjusted for the gain or loss which would be allowable to each Participant upon a disposition of such assets for fair market value. Contributions and distributions shall include all cash contributions or distributions plus the deemed value (expressed in dollars) of all in-kind contributions or distributions. All calculations of income, expense, gain, loss, depletion, depreciation and amortization shall be based on generally accepted accounting principles in Canada, consistently applied by the Operator;

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits or Products. Exploration may include all activities undertaken through to the completion of a Bankable Feasibility Study, if any, but shall not include construction of milling or processing facilities or commencement of commercial mining operations on the Property;

1-4

“Initial Contribution” means the initial contribution each Participant has made, agrees to make or has been deemed to have been made, which initial contribution is set out in Section 4.01;

“Joint Account” means the account maintained in accordance with the Accounting Procedure showing the charges and credits according to the Participants;

“Joint Venture” means the venture formed pursuant to Section 3.01;

“Management Committee” means the committee established pursuant to Article 5 hereof

“Mill” means a crusher, concentrator or other processing facilities which may be constructed on or in proximity to the Property to be used for the processing of production from the Property, whether or not in conjunction with or after production from any other mineral property or any other party of the Property;

“Mining” means the mining, extracting, producing, handling, milling, beneficiation or other processing of Products;

“Net Profits” has the meaning assigned to it in Schedule “D” hereto and “Net Profits Royalty” means a right to be paid a percentage of Net Profits;

“Net Worth” means the remainder after total liabilities are deducted from total assets, determined in accordance with generally accepted accounting principles;

“Non-Diluting Participant” means a Participant other than the Diluting Participant as described in Section 4.05;

“Operations” means all activities carried out after the date of this Agreement or in respect of the Property including without limitation Exploration, Development and Mining;

“Operator” means the person appointed under Article 6 to manage Operations, or any successor Operator;

“Participant” and “Participants” means the parties hereto and such other persons or entities that from time to time have Participating Interests;

“Participating Interest” means an undivided beneficial interest in the Assets, and all rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder, expressed as a percentage. Participating Interests shall be calculated to three decimal

1-5

places and rounded to two (e.g., 1.519% rounded to 1.52%) . Decimals of .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in Section 4.03.

“Positive Feasibility Study” means a Bankable Feasibility Study which contains an unqualified recommendation that a Production Decision be made.

“Prime Rate” means at any particular time the annual rate of interest announced from time to time by the Bank of Nova Scotia, main branch, Toronto, Ontario as a reference rate then in effect for determining floating rates of interest on Canadian dollar loans made in Canada and as to which from time to time a certificate of an officer of the said bank shall be conclusive evidence.

“Production Decision” has the meaning assigned to it in Subsection 7.04.

“Products” means all ores, minerals and mineral resources produced from the Property under this Agreement including, without limitation, diamonds.

“Program” means a description in reasonable detail of the scope, direction and nature of the Operations to be conducted and objectives to be accomplished by the Operator for a year or any other reasonable period.

“Property” means those mining claims described in Schedule A and all mining leases which may replace the same and all other interests in real property which are acquired and held subject to this Agreement.

“Transfer” means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

“Underlying Agreements” means the agreements between Mill City and Carl A. Pescio referred to in Schedule “B” hereto and including any amendments thereto from time to time;

“Underlying Royalties” means the royalties in favour of Carl A. Pescio provided for in the Underlying Agreements;

“Venture” means the business arrangement of the Participants under this Agreement.

1.02            Interpretation

                   For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	“this Agreement” means this Joint Venture Agreement as it may from time to time be supplemented or amended by one or more agreements entered into pursuant to the applicable

1-6

provisions hereof;

(b)	all references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(c)	the words “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d)
the headings of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof;

(e)
the words “including”, when following any general statement, term or matter, shall not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non- limiting language (such as “without limitation” or “but not limited to” or words of a similar import) is used with reference thereof but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(f)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

1.03            Currency

                   Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.

1.04            Time of Essence

                   Time is of the essence of this Agreement.

1.05            Modification

                   No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

1.06            Waiver

                   The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit that Participant’s right thereafter to enforce any

1-7

provision or exercise any right.

1.07            Interpretation and Severability

                   In the event that any condition, covenant or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such condition, covenant or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

1.08            Governing Law

                   This Agreement shall be governed by and interpreted in accordance with the laws of Ontario.

1.09            Schedules

                   The following are the schedules incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule “A”	-	Property
Schedule “B”	-	Underlying Agreements
Schedule “C”	-	Accounting Procedure
Schedule “D”	-	Net Profits Royalty

2-1

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.01            Representations and Warranties

                   Each of the Participants represents and warrants to the other as follows:

(a)
that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(b)	that it will not breach any other agreement or arrangement by entering into or performing this Agreement.;

(c)	that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(d)
that no consent or approval of any third party or governmental agency is required for the execution, delivery or performance of this Agreement or the transfer or acquisition of any interest in the Assets or, if such consent or approval is required, such consent or approval has been duly obtained and evidence thereof delivered to the other parties; and

(e)	it owns its interest in its Initial Contribution free and clear of all liens, charges, encumbrances, security interests and adverse claims.

                   The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

2.02            Disclosure

                   Each of the Participants represents and warrants to the other that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Article 2 from being materially misleading.

2.03            Covenants

                   Each of the Participants will:

(a)
from time to time give prompt notice to the other of any notice of default, lawsuit, proceeding, action or damages of which it becomes aware and which might affect it, the Assets or the title of any Participant to the Property; and

2-2

(b)
it will not, without the other’s prior written consent, conduct any property acquisition, exploration, claim staking or mining operations within the Area of Interest except as specifically authorized by this Agreement.

3-1

ARTICLE 3
THE JOINT VENTURE

3.01            General

                   Grandview and Mill City hereby agree to associate and participate in a joint venture for the purposes hereinafter stated and agree that all of their rights and all of the Operations on or in connection with the Property or the Area of Interest shall be subject to and governed by this Agreement.

3.02            Purposes

                   This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants or either of them accomplishes such purposes:

(a)	to conduct Exploration on the Property;

(b)	to evaluate the possible Development of and Mining on the Property;

(c)	to engage in Development and Mining on the Property;

(d)	to acquire additional properties within the Area of Interest; and

(e)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.03            Limitation

                   Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.2 and nothing in this Agreement shall be construed to enlarge such purposes.

3.04            Other Business Opportunities

                   Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of any Participant and neither Participant shall have any obligation-to-the--other with respect to any opportunity to acquire any property outside the Area of Interest before or after the termination of this Agreement.

3-2

3.05            Effective Date and Term

                   The effective date of this Agreement shall be the date first recited above. The term of this Agreement shall be for 20 years from the Effective Date and for so long thereafter as Products are produced from the Property or the Participants are actively engaged in Exploration or Development of the Property or continue to jointly own or operate any of the Assets or post-Mining reclamation Operations are being conducted, unless the Agreement is earlier terminated as herein provided.

3.06            Title

                   Title to the Assets shall be held in the name of the Operator in trust for the Participants in proportion to their Participating Interests as adjusted from time to time. Each Participant shall have the right to receive, forthwith upon making demand therefor, from the Operator such documents as it may reasonably require to confirm its Participating Interest.

3.07            No Partnership

                        Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither of the Participants shall have any authority to act for or to assume any obligation or responsibility on behalf of the other, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

3.08            Taxation

                   All costs of Operations incurred hereunder shall be for the account of the Participant or Participants making or incurring the same, if more than one then in proportion to their respective Participating Interests, and each Participant on whose behalf any costs have been so incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect thereto.

4-1

ARTICLE 4
INTERESTS OF PARTICIPANTS

4.01            Initial Contributions

                   Each Participant, as its Initial Contribution, hereby contributes all its undivided right, title and interest in and to the Property to the Venture and the purposes of this Agreement.

4.02            Value of Initial Contributions

                   The agreed value of the Participants’ respective Initial Contributions shall be as follows:

Grandview	-	$3,500,000
Mill City	-	$2,333,333

4.03            Initial Participating Interests

                   The initial Participating Interests of the Participants shall be as follows:

Grandview	-	60%
Mill City	-	40%

4.04            Changes in Participating Interests

                   The Participating Interests shall be changed as follows:

(a)
as provided in Section 4.05, upon an election by a Participant pursuant to Section 7.06 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest; or

(b)	as provided in Section 8.04, in the event of default by a Participant in making its agreed upon contribution to an adopted Program and Budget; or

(c)	transfer by a Participant of less than all of its Participating Interest in accordance with Article 14; or

(d)	acquisition of less than all or part of the Participating Interest of another Participant, however arising; or

(e)	as provided in Section 4.06; or

(f)	as provided in Section 9.01.

4-2

4.05            Voluntary Reduction in Participation

(a)
A Participant may elect, as provided in Section 7.06, to contribute to an adopted Program and Budget in some lesser amount than its Participating Interest, or not to contribute at all. Each Participant shall have the right to elect to participate or not to participate without regard to its vote on adoption of the Program and Budget. The Participating Interest of such Diluting Participant will be reduced effective as of the date the adopted Program and Budget is commenced (the “Diluting Date”).

(b)	A Diluting Participant’s Participating Interest will be provisionally recalculated effective as of the Diluting Date according to the following formula:

R =	REA(P) X l00% REA (AP)

Where:

R	=	The recalculated Participating Interest of the Diluting Participant.

REA (P)	=
The Diluting Participant’s Equity Account immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the adopted Program and Budget and Diluting  Participant’s election  as  to contributions.

REA (AP)	=
The Equity Account balance for all  participants immediately prior to the Diluting  Date, as adjusted for anticipated debits and  credits based on the adopted Program and  Budget and all Participants’ elections as to  contributions.

The Participating Interest of the Non-Diluting Participant shall be increased by the amount of the reduction in the Participating Interest of the Diluting Participant. The recalculations made under this Section 4.05(b) will be provisional and subject to the final adjustments provided for under Section 4.05(c).

(c)	At the end of each Budgetary Period, a final recalculation of each Participant’s Participating

4-3

Interest shall be made, with the provisional recalculations made under 4.05(b) adjusted to reflect actual debits, credits and contributions made during that period. A Diluting Participant shall retain all of its rights and all of its obligations (except as provide din Section 4.05(b) above and subject to the provisions of Section 4.06), including the right to participate in future Programs and Budgets at its recalculated Participating Interest.

(d)
A Participant that reduces its Participating Interest pursuant to this Section 4.05 shall have the right to redeem its position if the actual Costs are less by at least 20% than the budget as set out in the Program and Budget to which the Participant had limited its contributions. Otherwise the reduction is final. The Operator shall, at least 20 days prior to the Management Committee meeting at which the next subsequent Program and Budget is to be adopted, provide to the reducing Participant a complete statement of Costs incurred to date and an estimate of Costs to be incurred to complete the Program and Budget to which the reducing Participant did not contribute. If the reducing Participant has the right to redeem its position as aforesaid, the reducing Participants shall inform the Management Committee prior to the said meeting of its wish to do so. A Participant redeeming its Participating Interest shall pay the Costs it would have paid had it participated to the fullest extent possible in the Program and Budget, plus interest thereon from the date of any expenditure to the date of payment at an annual rate equal to the Prime Rate plus 2%. Payment shall be made by the redeeming Participant to the other Participant for the amount which the other Participant contributed to the Program and Budget, within 30 days of receipt from the other Participant of an invoice for its share.

4.06 Conversion of Minority Interest to Royalty

(a)
If a Participant’s Participating Interest is reduced to less than 10%, the Participant shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. Such relinquished Participating Interest shall be and be deemed to have been transferred automatically to the other Participant. The Participant which has relinquished its Participating Interest shall in lieu thereof have the right to be paid the royalty provided in Article 9.

(b)
For purposes of this Section 4.06, the determination of whether a Participant’s Participating Interest has been reduced to less than the percentage set forth in subsection 4.06(a) under the provisions of Section 4.05 shall be made on the basis of the provisionally recalculated Interest provided for under Section 4.05(b), and the relinquishment, withdrawal and entitlements provided for in this Section 4.06 shall be effective as of the Diluting Date. However, if the final adjustment, provided for under Section 4.05(c), results in a recalculated Participating Interest equal to or greater than the percentage set forth in subsection 4.06(a) then: (i) the Diluting Participant’s recalculated Participating Interest shall, effective as of the last day of the Budgetary Period, be deemed to have automatically revested; (ii) such Participant shall be reinstated as a Participant, with all of the rights and obligations

4-4

pertaining thereto; (iii) the royalty interest (if any) revested or vested under the terms of Section 4.06(a) shall terminate; and (iv) the Participants shall make such reimbursements, reallocations of production, contributions and other adjustments as are-necessary so that, to the extent possible, each Participant will be placed in a position it would have been in had the adjusted recalculated Participating Interests been in effect throughout the Budgetary Period.

4.07            Continuing Liabilities Upon Adjustments of Participating Interests

                   Any reduction or forfeiture of a Participant’s Participating Interest shall not relieve such Participant of its share of any liability, whether it accrues before or after such reduction of forfeiture, arising out of Operations conducted prior thereto. For purposes of the foregoing, such Participant’s share of such liability shall be equal to its Participating Interest at the time such liability was incurred. The increased Participating Interest shall be free of royalties, liens or other encumbrances rising by, through or under such other Participant, other than those existing at the time the Property was acquired or those to which all Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest shall be shown in the books of the Operator. However, any Participant, at any time upon the request of another Participant, shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Property is located.

5-1

ARTICLE 5
MANAGEMENT COMMITTEE

5.01            Organization and Composition

                   Within 30 days after the execution of this Agreement, the Participants by notice to each other of their respective appointed members shall establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two members appointed by each Participant. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participant.

5.02            Decisions

                   Each Participant, acting through its appointed members shall have a vote on the Management Committee equal to its Participating Interest. All decisions of the Management Committee shall be decided by a simple majority vote of the Participating Interests. The Operator shall be entitled to break all tie votes with a second or casting vote.

5.03            Meetings

                   The Management Committee shall hold regular meetings at least annually in Toronto, Ontario, or at other mutually agreed places. The Operator shall give 30 days’ notice to the other Participant of such regular meetings. Additionally, the other Participant may call a special meeting upon 10 days’ notice to the Operator. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if notice was given as provided in this Section 5.03 and at least one member representing each Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Operator in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Operator shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within 10 days after the meeting. The minutes, when signed by both Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs shall be paid for by the Participants individually.

5.04            Action Without Meeting

                    In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

5-2

5.05            Matters Requiring Approval

                   The Management Committee shall have ultimate authority to determine all management matters related to this Agreement and the Management Committee will provide overall direction and guidance to the Operator, who will be responsible for implementing approved Programs and Budgets and carrying out the overall objectives of this Agreement, including but not limited to, the specific duties set forth in Section 6.02.

6-1

ARTICLE 6
OPERATOR

6.01            Appointment of Grandview

                   Grandview is hereby appointed as the Operator with overall responsibility to manage and carry out Operations. Grandview hereby agrees to serve as Operator until it resigns as provided in Section 6.04.

6.02            Powers and Duties of Operator

                   Subject to the terms and provisions of this Agreement, the Operator shall have the following powers and duties which shall be discharged in accordance with approved Programs and under the general guidance of the Management Committee:

(a)	the Operator shall manage, direct and control Operations;

(b)
the Operator shall implement the decisions of the Management Committee and shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement;

(c)	the Operator shall:

(i)
purchase or otherwise acquire for the Venture all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

(ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions, and

(iii)
keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrently with, the acquisition of such Assets, or mechanic’s or materialmen’s liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

(d)	the Operator shall conduct such title examinations and cure such titles defects as may be advisable in the reasonable judgment of the Operator;

(e)	the Operator shall:

6-2

	(i)	make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets;

	(ii)	pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by the Participants’ sales revenue or income.

If authorized by the Management Committee, the Operator shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Operator deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Operator may deem reasonably necessary to -secure a cancellation, reduction, readjustment or equalization thereof before the Operator shall be required to pay them, but in no event shall the Operator permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and

(f)	the Operator shall:

	(i)	apply for all necessary permits, licenses and approvals,

	(ii)	comply with applicable laws and regulations,

	(iii)	notify promptly the Management Committee of any allegations of substantial violation thereof, and

(iv)
prepare and file all reports or notices required for Operations. The Operator shall not be in breach of this provision if a violation has occurred and the Operator in a timely fashion takes such steps as might be available to remedy the violation or to prevent its recurrence or disposes of the same through payment of fines or penalties imposed in accordance with the law;

(g)
the Operator shall prosecute and defend as it considers appropriate, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The Management Committee shall approve in advance any settlement involving payments (except for fines or penalties), commitments or obligations in excess of $100,000 in cash or value;

(h)
the Operator shall obtain and maintain for itself and the other Participant such insurance, with such limits and deductibles, as would normally be maintained by a reasonably prudent operator in the circumstances, either by way of a separate policy or the extension of coverage under a “blanket” policy maintained by an Affiliate of the Operator, and the cost thereof shall be paid by the Participants as an item to be included in each Budget;

6-3

(i)
the Operator may dispose of Assets, whether by abandonment, surrender or sale in the ordinary course of business, except that the Property may be abandoned or surrendered only as provided in Article 13;

(j)	The Operator shall have the right, subject to Section 6.06 below, to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;

(k)
the Operator shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with generally accepted accounting principles consistently applied;

(1)
the Operator shall keep the Management Committee advised of all Operations by submitting in writing to it a detailed report within 45 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs. At all reasonable times the Operator shall provide the Management Committee or the representatives of each Participant access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Operator shall allow each Participant, at such Participant’s sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as such Participant does not unreasonably interfere with Operations;

(m)	make all filings under applicable federal and/or state mining law in respect of the work performed on or in respect of the Property hereunder;

(n)	the Operator shall undertake all other activities reasonably necessary to fulfil the foregoing.

The Operator shall not be in default of any duty under this Section 6.02 if its failure to perform results from the failure of the other Participant to perform acts or to contribute or pay amounts required of them by this Agreement.

6.03            Standard of Care

                   The Operator shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets. The Operator shall not be liable to the other Participant for breach of this Agreement or any other actor omission resulting in damage or loss unless the same constitutes the Operator’s wilful misconduct or gross negligence.

6-4

6.04            Resignation Deemed Offer to Resign

                   The Operator may resign upon one month’s prior notice to the other Participant or as provided in Section 7.09. If any of the following shall occur, the Operator shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within 30 days following such deemed offer:

(a)
the Operator fails to perform a material obligation imposed upon it under this Agreement and does not within 60 days after notice from the Management Committee demanding performance commence in good faith to remedy the failure or to take steps to prevent its recurrence; or

(b)
a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Operator; or

(c)
the Operator commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other such similar official of any substantial part of its assets, or makes a general assignment for the benefit of creditors; or fails generally to pay its debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(d)	the Operator defaults in its obligation to pay a contribution or cash call hereunder.

If the Operator resigns or if its offer to resign is accepted the other Participant may elect to become the new Operator by notice to the resigning Participant within 30 days after the notice of resignation.

6.05            Payments to Operator

     The Participants will compensate the Operator for its service sand reimburse the Operator for its costs hereunder in accordance with the Accounting Procedure.

6.06            Transaction with Affiliates

     The Operator may engage Affiliates to provide services, supplies, equipment or machinery hereunder, provided that it shall do so on terms no less favourable than would be the case with unrelated persons in arm’s length transactions.

6-5

6.07            Activities Absent Approved Plan and Budget

                   If the Management Committee for any reason fails to adopt a Program and Budget, then subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Operator shall continue Operations at levels necessary to maintain and protect the Assets and to comply with all contractual and regulatory obligations related thereto. The Participants shall be obligated to fund such Operations until a new Program and Budget has been adopted. For purposes of determining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed to have been extended.

6.08            Independent Contractor

                   The Operator is and shall act as an independent contractor and not as the agent of the other Participant. The Operator shall maintain complete control over its employees and all of its subcontractors with respect to performance of the Operations. Nothing contained in this Agreement or any subcontract awarded by the Operator shall create any contractual relationship between any subcontractor and the other Participant. The Operator shall have complete control over and supervision of Operations and shall direct and supervise the same so as to ensure their conformity with this Agreement.

7-1

ARTICLE 7
PROGRAMS AND BUDGETS

7.01            Operations Pursuant to Programs

                   Except as otherwise provided in this Article 7, Operations shall be conducted and Assets shall be acquired only pursuant to approved Programs. Programs and Budgets shall be designed to set forth in reasonable detail the scope, direction and nature of Operations and establish a fiscal basis for Operations, but are not expected to constitute an enumerated list of each activity and expenditure to be undertaken by the Operator or of the Costs to be incurred.

7.02            Presentation of Programs and Budget

                   Subject to Section 7.06, proposed Programs and Budgets shall be prepared by the Operator for a period of 12 months or any other reasonable period determined by the Operator. The first Program and Budget shall be prepared by the Operator at such time as it considers appropriate. During the budgetary period encompassed by any Program and Budget and at least 2 months prior to its expiration, a proposed Program and Budget for the succeeding budgetary period shall be prepared by the Operator and submitted to the other Participant.

7.03            Program Proposed by Non-Manager

                   If the Management Committee fails for 365 days to adopt a Program and Budget then the Participant which is not the Operator may, at any time before a Program and Budget is adopted, propose a Program and Budget. Unless the Management Committee approves that Program and Budget and the Participant which is the Operator elects to carry it out as Operator, then the Participant which proposed the Program and Budget shall be entitled to become the Operator and shall carry out the Program and Budget as if it had been approved by the Management Committee, and it shall be deemed to be a Program and Budget for all purposes of this Agreement including determining Participating Interests under Section 5.04, and such Participant shall contribute the costs thereof except to the extent that the other Participant has elected to contribute to such Costs.

7.04            Production Decision

(a)
After the Operator prepares a Bankable Feasibility Study, it shall submit the Bankable Feasibility Study to the Management Committee. The Management Committee shall meet and decide whether further work is required to complete the Bankable Feasibility Study or the Bankable Feasibility Study is complete.

(b)
If the Management Committee determines that the Bankable Feasibility Study is complete, it shall then decide whether development of a mine is warranted. If the Management Committee makes a positive decision (a “Production Decision”), it shall then instruct the

7-2

Operator to prepare an overall Program and Budget consistent with the Bankable Feasibility Study for all Operations through to the end of the Development. Until Operations have then been completed through to the end of Development, each Program and Budget adopted pursuant to this Article 7 (it being contemplated that the overall Program and Budget will be implemented through incremental Programs approved pursuant to this Article 7) shall be consistent with the overall Programs and Budget and the Management Committee will use reasonable efforts to ensure, but will not guarantee, that the total Costs from the completion of the Bankable Feasibility Study through Development does not exceed the overall Program and Budget by more than 20%.

7.05            Review and Approval of Proposed Programs and Budgets

                   Within 30 days of the submission of a proposed Program and Budget by the Operator to the other Participant, the Operator shall call a meeting of the Management Committee to consider the same. The Management Committee shall adopt the Program and Budget, with such modifications, if any, as it deems necessary, or reject the same and require a new submission from the Operator.

7.06            Election to Participate

                   Subject to Section 7.10, by notice to the Operator within 20 days after the vote by the Management Committee adopting a Program and Budget, each Participant, including the Participant which is the Operator, may elect to contribute to the Costs of such Program and Budget in proportion to its Participating Interest, in some lesser proportion or not at all. If a Participant does not elect to contribute in proportion to its Participating Interest, the Participating Interest of the Participants will be recalculated as provided in Article 4. If a Participant fails to make an election within such 20 days, it shall, subject to Section 7.10, be deemed to have elected to contribute to such Program and Budget in proportion to its Participating Interest as of the beginning of the period covered by the Program and Budget. If a Participant elects not to contribute to a Program and Budget to the fullest extent possible, the proportion to be contributed by the other Participant which elected to contribute in proportion to its Participating Interest shall be increased subject to its right to elect not to contribute more than its proportionate share at that time. If after the operation of this Section 7.06, the Costs for a Program and Budget are not fully committed, the Program and Budget shall be deemed to be withdrawn, subject to the right of the Operator to propose a new draft Program and Budget.

7.07            Budget Overruns Program Changes

                   The Operator shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Operator exceeds Budget, then the excess shall be for the account of the Participants in proportion to their respective Participating Interests, unless the overrun is due to the gross negligence or wilful default of the Operator.

7-3

7.08            Emergency or Unexpected Expenditures

                   In case of emergency, the Operator may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Operator may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Operator shall promptly notify the Management Committee of the emergency or unexpected expenditure, and the Operator shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency occurred or the unexpected expenditures were incurred.

8-1

ARTICLE 8
ACCOUNTS AND SETTLEMENTS

8.01            Monthly Statements

                   The Operator shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month under this Agreement.

8.02            Cash Calls

                   Prior to the last day of each month, the Operator shall submit to each Participant which has elected to contribute to the Program and Budget then in effect a billing for such Participant’s share of estimated Costs for the next month. Within 10 days after receipt of each billing, each Participant shall advance to the Operator such estimated amount. Time is of the essence of payment of such billings. If the amount billed for the estimated Costs was less than the actual Costs incurred or charged during that month, the Operator may bill the Participants for the difference at any time, which the Participants will pay within 10 days following receipt of billing. With the concurrence of the Management Committee, the Operator may establish more frequent billing cycles to minimize account balances.

8.03            Failure to Pay Billings

                   Any payments not made when due under Section 8.02 shall bear interest from the date due at an annual rate equal to the Prime Rate plus five percent (5%). The non-defaulting Participant shall have the rights, remedies and elections specified in Section 8.04.

8.04            Default in Making Contributions

(a)
If a Participant elects to contribute to an approved Program and Budget and then defaults in its obligation to pay a contribution or cash call hereunder, the Operator, by notice to the defaulting Participant, may at any time, but shall not be obligated to, elect to make such contribution or meet such cash call on behalf of the defaulting Participant (a “Cover Payment”). If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall be made to apply to the aggregated Cover Payments.

(b)
Each Cover Payment shall constitute indebtedness due from the defaulting Participant to the Operator, which indebtedness shall be payable upon demand and shall bear interest from the date incurred to the date of payment at the rate specified in Section 8.03.

(c)	Each Participant hereby grants to the Operator, as security for repayment of the indebtedness

8-2

referred to in Section 8.4(b) together with interest thereon, reasonable legal fees and all other reasonable costs and expenses incurred in collecting payment of such indebtedness and enforcing such security interest, a mortgage of and security interest in such Participant’s right, title and interest in, whenever acquired or arising, the Assets together with all proceeds of and accessions to the foregoing. Each Participant hereby represents and warrants to the Operator that such mortgage and security interest ranks and will rank at all times prior to any and all other mortgages and security interests. Each Participant hereby agrees to take all action necessary to perfect such mortgage and security interest and irrevocably appoints the Operator as its attorney-in-fact to execute, file and record all financing statements and any other documents necessary to perfect or maintain such mortgage and security interest or otherwise give effect to the provisions hereof. Upon default being made in the payment of the indebtedness referred to in Section 8.04(b) when due the Operator may exercise any or all of the rights and remedies available to it at common law, by statute or hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law each Participant grants to the Operator a power of sale as to any property that is subject to the mortgage and security interest granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice. In the event the Operator enforces the mortgage or security interest pursuant to the terms of this section, the defaulting Participant waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed and the defaulting Participant agrees that it will be liable for any continuing deficiency.

(d)
If a Cover Payment shall have been made, upon the giving of not less than 10 days’ prior notice to the defaulting Participant, the Operator may, but shall not be obligated to, elect to effect an adjustment of its Participating Interest pursuant to this Section 8.04; provided, however, that if within such 10 day period the defaulting Participant pays all indebtedness owing by the defaulting Participant to the Operator, then such adjustment of interest shall not be effected. Upon such election, an amount equal to 125% times the Cover Payment shall be deducted from the defaulting Participant’s Equity Account and added to the Equity Account of the Operator and the Participating Interests of the defaulting Participant and of the Operator shall be recalculated based on the adjusted Equity Accounts.

(e)
If a Cover Payment and the indebtedness arising therefrom shall not have been discharged then upon not less than 30 days’ notice to the defaulting Participant the Operator may, but shall not be obligated to, elect to purchase all the right, title and interest, whenever acquired or arising, of the defaulting Participant in the Assets, this Agreement and the Products together with all proceeds and accessions of the foregoing at a purchase price equal to 80% of the fair market value thereof as determined by an independent appraiser appointed by the Operator (or, if the defaulting Participant objects to the person so appointed within 10 days of receiving notice thereof, then by an independent appraiser appointed by joint action of

8-3

independent appraisers appointed by each of the Operator and the defaulting Participant; provided, however, that if the defaulting Participant fails to designate an independent appraiser for such purpose within 10 days of such objection, then the person originally designated by the Operator shall serve as the independent appraiser). There shall be withheld from the purchase price payable, upon transfer of such rights, title and interest, the amount of indebtedness of the defaulting Participant owing to the Operator together with unpaid interest accrued thereon to the date of such transfer. Upon payment of such purchase price, the defaulting Participant shall be deemed to have relinquished all such right, title and interest to the Operator.

8.05            Audits

                   Upon request made by any Participant within 24 months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Operator shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Operator for discrepancies disclosed-by-such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by Ernst & Young, or such other national firm of chartered accountants as may be selected by the Operator from time to time.

9-1

ARTICLE 9
NET PROFITS ROYALTY

9.01           Conversion to Net Profits Royalty

                   If a Participant relinquishes its Participating Interest pursuant to Section 4.06, the remaining Participant shall pay to the relinquishing Participant 10% of the Net Profits, if any, for each year thereafter calculated and paid in accordance with Schedule “D” hereto. Except as provided in Sections 4.07, 9.02 and this Section 9.01, this Agreement shall thereupon terminate.

9.02           No Obligation to Produce

                   If a Participant forfeits its Participating Interest, any decision to place the Property into production shall be at the sole discretion of the other and if the Property is in or is placed into production, such other shall have the unfettered right to suspend, curtail or terminate any such operation as it in its sole discretion may determine.

10-1

ARTICLE 10
DISPOSITION OF PRODUCTION

10.01          Taking in Kind

                   Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any expenditure incurred in the taking in kind of Products by a Participant shall be borne by it. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products. The Operator shall give the other Participant notice at least 10 days in advance of the delivery date upon which Products will be available.

10.02         Failure of Participant to Take in Kind

                   If a Participant fails to take in kind, the Operator shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Products for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. The Operator shall be entitled to deduct from proceeds of any sale by it for the account of the Participant reasonable expenses and commissions incurred in such a sale.

11-2

ARTICLE 11
TERMINATION

11.01         Termination by Expiration or Agreement

                   This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement.

11.02         Termination by Deadlock

                   If the Management Committee fails to adopt a proposed Program and Budget by the beginning of the period to which it would apply, either Participant may notify the other than it intends to terminate this Agreement if a Program and Budget is not adopted within 30 days of the date of such notice. If a Program and Budget is not adopted within such period, a Participant may elect to terminate this Agreement by giving notice of termination to the other.

11.03          Continuing Obligation

                   On termination of this Agreement under Section 11.01 or 11.02, the Participants shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

11.04          Disposition of Assets on Termination

                   Promptly after termination under Section 11 .01 or 11.02, the Operator shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Operator shall have the right to segregate amounts which, in the Operator’s reasonable judgment, are necessary to discharge continuing obligations or to purchase-for the account of Participants, bonds or other securities for the performance of such obligations. Thereafter, any remaining cash and all other Assets shall be distributed in undivided interests unless otherwise provided herein or otherwise agreed. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant’s Participating Interest therein has been terminated pursuant to this Agreement.

11.05          Right to Data after Termination

                   After termination of this Agreement pursuant to Section 11.01 or 11.02, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination

11-3

not previously furnished to it.

11.06          Continuing Authority

                   On termination of this Agreement under Section 11.01 or 11.02, the Operator shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to:

(a)	wind-up Operations; and

(b)	complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal,

if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Operator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appears or are alleged to have, a common interest or a common liability.

12 - 1

ARTICLE 12
ACQUISITIONS WITHIN AREA OF INTEREST

12.01          General

                   Acquisitions within the Area of Interest will be made by the Venture pursuant to an approved Program and Budget. Any interest or right to acquire any interest in any mining claim, licence, lease, grant, concession, permit, patent or other mineral property or surface rights or water rights (collectively “Acquired Rights”) within the Area of Interest staked or otherwise acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.

12.02          Notice to Non-acquiring Participant

                   Within 10 days after the staking or acquisition of any Acquired Rights otherwise than by the Operator pursuant to a Program, the acquiring Participant shall notify the non-acquiring Participant of such staking or acquisition. The acquiring Participant’s notice shall describe in detail the staking or acquisition, the Acquired Rights, and the cost thereof. In addition to such notice, the acquiring Participant shall make any and all information concerning the Acquired Rights available for inspection by the non-acquiring Participant.

12.03          Option Exercised

                   If, within 15 days after receiving the acquiring Participant’s notice, the non-acquiring Participant notifies the acquiring Participant of its election to accept a proportionate interest in the Acquired Rights equal to its Participating Interest, the acquiring Participant shall convey to the non-acquiring Participant such a proportionate undivided interest therein. The Acquired Rights shall become a part of the Property for all purposes of this Agreement. The non-acquiring Participant shall promptly pay to the acquiring Participant a proportionate share of the latter’s actual out-of-pocket staking or acquisition costs.

12.04          Option Not Exercised

                   If the non-acquiring Participant does not give such notice within the 15 day period set forth in Section 12.03, the non-acquiring Participant shall have no interest in the Acquired Rights, and they shall not be a part of the Property or be subject to this Agreement.

13 - 1

ARTICLE 13
ABANDONMENT AND SURRENDER OF PROPERTY

13.01          Surrender or Abandonment of Property

                   The Management Committee may authorize the Operator to surrender or abandon part or all of the Property, in a manner consistent with any agreement under which such Property was acquired. If the Management Committee authorizes any such surrender or abandonment- over the-objection-of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, without cost to the surrendering Participant, all of the surrendering Participant’s interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Property.

13.02          Reacquisition

                   If any Property is abandoned or surrendered under the provisions of this Article 13, then, unless this Agreement is earlier terminated, no Participant (except a Participant that has objected to an abandonment or surrender) nor any Affiliate thereof shall acquire any interest in such Property for a period of one year following the date of such abandonment or surrender. If a Participant reacquires any Property in violation of this Section 13.02, the other Participant may elect by notice to the reacquiring Participant within 45 days after actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement. In the event such an election is made, the acquired properties shall thereafter be treated as Property, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participant’s respective Participating Interests.

14-2

ARTICLE 14
TRANSFER OF INTEREST

14.01          General

                   Each Participant shall have the right to Transfer to any third party all or any part of its Participating Interest or its Net Profits Royalty solely as provided in this Article 14.

14.02          Limitations on Free Transferability

                   The Transfer right of a Participant in Section 14.01 shall be subject to the following terms and conditions:

(a)
no transferee of all or any part of the Participating Interest or the Net Profits Royalty of a Participant shall have any rights hereunder unless and until the transferring Participant has provided to the other Participant notice of the Transfer as required by Section 14.03, and except as provided in Sections 14.02(d) and 14.02(e), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

(b)
no transfer permitted by this Article 14 shall relieve the transferring Participant of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

(c)
in the event of a Transfer of less than all of a Participating Interest after which the transferring Participant retains a Participating Interest, it and its transferee shall be treated as one Participant;

(d)
if the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of the Participating Interest or Net Profits Royalty of a Participant to secure a loan or other indebtedness, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement; and

(e)
if a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article 10 creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement.

14-3

14.03          Pre-Emptive Right

                   Except as otherwise provided in Section 14.04, if either Participant (the “Selling Participant”) desires to Transfer all or any part of its Participating Interest, or its Net Profits Royalty, the other Participant (the “Remaining Participant”) shall have a pre-emptive right to acquire such interests as provided in this Section 14.03:

(a)
if the Selling Participant intends to Transfer all or any of its Participating Interest, or its Net Profits Royalty, it shall promptly notify the Remaining Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or contract for sale. Alternatively, the Selling Participant may propose terms of a sale that may be offered to a prospective purchaser. If the consideration for the intended Transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent based upon the fair market value of the non-monetary consideration stated in terms of cash or currency, together with information sufficient to establish the basis for such equivalence. The Remaining Participant shall have 30 days from the date such notice is delivered to notify the Selling Participant whether it elects to acquire the offered interest for the same consideration or its monetary equivalent in cash or currency, and on the same terms and conditions as set forth in the notice. If the Remaining Participant so elects, the Transfer shall be consummated promptly after notice of such election is delivered to the Selling Participant;

(b)
if the Remaining Participant does not so elect within the period provided for in Section 14.03(a), the Selling Participant shall have 90 days following the expiration of such period to consummate the Transfer to a third party for the consideration and on terms no less favourable than those offered by it to the Remaining Participant in the notice required in Section 14.03(a); and

(c)
if the Selling Participant fails to consummate the Transfer to a third party within the period set forth in Section 14.03(b), the pre-emptive right of the Remaining Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 14.03.

14.04          Exception to Pre-Emptive Right

                   Section 14.03 shall not apply to the following:

(a)	transfer by any Participant of all or any part of its Participating Interest to an Affiliate;

(b)	corporate consolidation, merger, amalgamation or reorganization of any Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights

14-4

and interests, and be subject to substantially all of the liabilities and obligations of the Participant;

(c)
the grant by any Participant of a security interest in its Participating Interest, or its Net Profits Royalty, by mortgage, deed of trust, pledge, lien or other encumbrance and any Transfer of such interest by reasons of exercise of the rights granted to the secured party; or

(d)	a sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to Article 10.

15-1

ARTICLE 15
CONFIDENTIALITY

15.01          General

                   The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 15.02, shall not be disclosed by any Participant to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld. Whenever practical, any announcements, press releases, or public statements shall be issued jointly by the Participants. Each Participant agrees to promptly review any proposed request for disclosure or press release made by the other Participant.

15.02          Exceptions

                   The consent required by Section 15.01 shall not apply to a disclosure:

(a)	to an Affiliate, consultant, contractor or subcontractor, banker, insurance broker, or surety that has a bona fide need to be informed;

(b)	to any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

(c)	to a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this Section 15.02 is applicable, the disclosing Participant shall give reasonable notice to the other Participant prior to making such disclosure. The text of any public announcements or statements, including news releases, which a Participant intends to make pursuant to this Section 15.02 shall be made available to the other Participant prior to publication and such other Participant shall have the right to make suggestions for changes therein. Unless required by law or regulatory authority, if a Participant is identified in such public announcement or statement it shall not be released without the written consent of such Participant. As to any disclosure pursuant to Section 15.02(a) or 15.02(b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed, and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article 15.

16-1

ARTICLE 16
INDEMNITIES

16.01           The Participants in proportion to their Participating Interests shall indemnify and hold harmless the Operator and its directors, officers, employees, agents and representatives from and against all claims, debts, demands, suits, actions and causes of action whatsoever, and all losses, damages, fines, penalties, liabilities including without limitation environmental liabilities, costs and expenses (including legal expenses) whatsoever, which may be brought, made against, suffered or incurred by any of them arising out of or in connection with any act or omission after the date hereof of any of the Participants or of the Operator or any of its subcontractors or the employees or agents of any of the Participants, the Operator or any of its subcontractors, unless such act or omission constitutes gross negligence or wilful misconduct on the part of the Operator.

16.02           The Operator shall indemnify and hold harmless the Participants and their directors, officers, employees, agents and representatives from and against all claims, debts, demands, suits, actions and causes of action whatsoever, and all losses, damages, costs and expenses (including legal expenses) whatsoever, which may be brought, made against, suffered or incurred by any of them arising directly from any act or omission after the date hereof of the Operator which constitutes gross negligence or wilful default.

16.03           Notwithstanding anything to the contrary in this Agreement, no Participant shall be liable to another in contract, tort or otherwise for special or consequential damages including, without limiting the generality of the foregoing, loss of profits.

17-2

ARTICLE 17
GENERAL PROVISIONS

17.01          Notice

                   Any notice or communication required or permitted to be given to any party under this Agreement shall be in writing and maybe given by hand delivery to the party or sent by facsimile or by mailing the same by prepaid registered mail, return receipt requested, addressed as follows:

                    If to Mill City:
                                                   Mill City Gold Corp.
                                                   1333 - 8th Street SW, Suite 208
                                                   Calgary, Alberta T2R 1M6
                                                   Attention: James R. Brown, President
                                                   Facsimile: (403) 640-4024

                    With a copy to:
                                                   DuMoulin Black
                                                   10th Floor, 595 Howe Street
                                                   Vancouver, British Columbia V6C 2T5
                                                   Attention: Corey M. Dean
                                                   Facsimile: (604) 687-8772

                    If to Grandview:
                                                   Grandview Gold Inc.
                                                   56 Temperance Street, 4th Floor
                                                   Toronto, Ontario M5H 3V5
                                                   Attention: Raymond P. Pecoskie, President
                                                   Facsimile: (416) 361-0923

                    With a copy to:
                                                   Beach, Hepburn LLP
                                                   36 Toronto Street, Suite 1000
                                                   Toronto, Ontario M5C 2C5
                                                   Attention: Mark F. Wheeler
                                                   Facsimile: (416) 350-3510

Any notice or communication sent by registered mail shall be deemed to have been given and received five (5) days after the date of registration in Canada. Any notice or communication sent by

17-3

facsimile shall be deemed to have been given one (1) day after such notice or communication was sent by the notifying party. Any notice or communication hand delivered shall be deemed to have been given and received on the date of delivery. Any party may change his address for service at any time by notice in writing given as aforesaid to each other party hereto.

17.02          Partition

                   Each of the Participants waives, during the term of this Agreement, any right to partition of the Assets or any part thereof and no Participant shall seek or be entitled to partition of the Property or other Assets whether by way of physical partition, judicial sale or otherwise during the terms of this Agreement.

17.03          Perpetuities

                   If any provision of this Agreement should violate any rule against perpetuities or any related rule against interests that last too long or are not alienable, then any such provision shall terminate 20 years after the date of the last survivor of all the lineal descendants of His Late Majesty King George V of England, living on the date of execution of this Agreement.

17.04          Force Majeure

                   Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonable acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; interference by environmentalists, Natives or Native rights groups or other activists; fire, explosion, earthquake, mudslide, storm, flood, avalanche, sink holes, volcanic eruption, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors; shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible.

17-4

17.05          Further Assurances

                   Each of the Participants agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

17.06          Enurement

                   This Agreement shall be binding upon and enure to the benefit of the Participants hereto and their respective successors and permitted assigns.

17-5

                   IN WITNESS WHEREOF the Participants hereto have executed this Agreement as of the date first above written.

GRANDVIEW GOLD INC.

By:

MILL CITY GOLD CORP.

By:

SCHEDULE “C”

ATTACHED TO AND FORMING PART OF A JOINT VENTURE AGREEMENT
BETWEEN GRANDVIEW GOLD INC. AND MILL CITY GOLD CORP.

ACCOUNTING PROCEDURE

                   The financial and accounting procedures to be followed by the Operator and the Participants under the Agreement are set forth below. Reference in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

                   It is the intent of the Operator and the Participants that the Operator shall not lose or profit by reason of its duties and responsibilities as Operator. The Accounting procedures shall be reviewed by the Management Committee upon the request of the Operator or any Participant to assure that the Operator (directly or through its Affiliates) does not make a profit or suffer a loss from serving as Operator. The Management Committee shall, in good faith, endeavour to agree on modifications to these Accounting Procedures that will remedy any alleged unfairness or inequity. In the event the Management Committee is unable to agree on modifications acceptable to all of the Participants, then the Participants shall submit the matter to binding arbitration pursuant to the Arbitration Act, 1991 (Ontario). The finding of the arbitrator shall be final and binding upon the Participants and the fees charged for such services shall be shared by the Participants proportionately to their interest.

ARTICLE 1
GENERAL PROVISIONS

1.01            General Accounting Records

                   The Operator shall maintain detailed and comprehensive cost accounting records, prepared in accordance with this Accounting Procedure and generally accepted accounting principles consistently applied, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.02            Bank Accounts

                   The Operator shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts. Such accounts will be interest bearing, if practical.

1.03            Statements and Billings

                   The Operator shall prepare statements and bill the Participants as provided in Article 8 of the Agreement. Payment of any such billings by any Participant, including the Operator, shall not prejudice its right to protestor question the correctness thereof for a period not to exceed 24 months following the calendar year during which such billings were received-by-the Participant. All written exceptions to and claims upon the Operator for incorrect charges, billings or statements shall be made upon the Operator within such 24 month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article 5.

ARTICLE 2
CHARGES TO JOINT ACCOUNT

                   The Operator shall charge the Joint Account with and the Participants will pay all costs and expenses incurred or paid by the Operator pursuant to the Agreement to carry out adopted Programs or otherwise, including without limitation:

2.01            Rentals, Royalties and Other Payments

                   All property acquisition and holding costs, including filing fees, license fees, costs of permits and assessment work, production royalties, including any required advances, and all other payments made by the Operator which are necessary to acquire or maintain title to the Assets.

2.02             Labour and Employee Benefits

(a)	Salaries and wages of the Operator’s or the Operator’s Affiliates’ employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to the Operator.

(b)
The Operator’s costs of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Operator’s cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Operator.

(c)
The Operator’s actual cost of established, establishing or participating in plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) and 2.12; rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12.

(d)
Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the wilful misconduct or gross negligence of the Operator.

2.03             Fixed Assets, Materials, Equipment and Supplies

(a)
All capital costs of developing and operating the Property as a mine including all costs of land, construction, equipment and mine development including maintenance, repairs and replacements, and any capital expenditures relating to an improvement, expansion, modernization or replacement of the facilities.

(b)
The costs of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by the Operator or any Participant as provided in Article 3. The Operator shall maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.04            Equipment and Facilities Furnished by Operator

                   The cost of machinery, equipment and facilities owned by the Operator and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of acquisition, ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and imputed interest at a rate equal to two percent (2%) per annum above the Prime Rate on the cost of purchasing the machinery, equipment and facilities if they were purchased primarily for use on or in respect of the Property or on the resale value thereof if they were not purchased for such use.

2.05            Transportation

                   Reasonable transportation costs incurred in connection-with the transportation of employees and material necessary for the Operations.

2.06            Contract Services and Utilities

                   The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13. If contract services are performed by the Operator or an Affiliate thereof, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations.

2.07            Insurance Premiums

                   Net premiums paid for insurance required to be carried for Operations for the protection of the Operator and the Participants.

2.08            Damages and Losses

                   All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the wilful misconduct or gross negligence of the Operator. The Operator shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Operator.

2.09           Legal and Regulatory Expense

                   All legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets.

2.10            Audit

                   Cost of annual audits under Section 9.5 of the Agreement.

2.11            Taxes

                   All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Operator for the benefit of the Participants. Each Participant is separately responsible for income taxes.

2.12            District and Camp Expense (Field Supervision and Camp Expenses)

                   A pro rata portion of (i) the salaries and expenses of the Operator’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office (herein called “the Operator’s Project Office”) and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Operator’s employees and facilities shall be apportioned-to the Joint Account on the basis of the Operator’s best estimate of the proportionate amount such expenses are incurred for the benefit of the Venture.

2.13            Administrative Charge

(a)
Each month, the Operator shall charge the Joint Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Operator and its Affiliates for its and their home office overhead and general and administrative expenses to conduct each phase of the Operations, and which shall be in lieu of any management fee:

	(i)	Exploration Phase - five percent (5%) of Allowable Costs.

	(ii)	Major Construction Phase - two percent (2%) of Allowable Costs.

	(iii)	Mining Phase - two percent (2%) of Allowable Costs.

(b)
The term “Allowable Costs” as used in this Section 2.13 for a particular phase of Operations shall mean all charges to the Joint Account excluding (1) the administrative charge referred to herein; (2) depreciation, depletion or amortization of tangible or intangible assets; (3) amounts charged in accordance with Section 2.1. The Operator shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

(i)
The “Exploration Phase” shall cover those activities conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral. Such phase shall cease when a commercially recoverable reserve is determined to exist.

(ii)
The “Major Construction Phase” shall cover those activities conducted to access a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed assets, and shall include all activities involved in the construction of a mine, mill, smelter or other ore processing facilities.

	(iii)	The “Mining Phase” shall include all other activities not otherwise covered above, including activities conducted after mining operations have ceased.

(c)	The following is a representative list of items of expense that are expressly covered by the administrative charge provided in this Section 2.13:

(i)
Administrative supervision, which includes services rendered by operators, department supervisors, officers and directors of the Operator and its Affiliates for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

	(ii)	Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and

C-1l

preparation of related reports;

	(iii)	Routine legal services rendered by outside sources and the legal staff of the Operator and its Affiliates not otherwise charged to the Joint Account under Section 2.9; and

	(iv)	Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(d)	The Management Committee shall bi-annually review the administration charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive.

2.14            Other Expenditures

                   Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Operator for the necessary and proper conduct of Operations

ARTICLE 3
BASIS OF CHARGES

3.01            Purchases

                   Material purchased and services procured from third parties shall be charged to the Joint Account by the Operator at invoiced cost, including applicable transfer taxes, less all discounts taken. If any material is determined to be defective or is returned to a vendor for any other reason, the Operator shall credit the Joint Account when an adjustment is received from the Vendor.

3.02            Material Furnished by or Transferred to the Operator

                   Any Material furnished by the Operator from its stocks shall be priced on the following basis:

(a)
New Material. New Material transferred from the Operator shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called “New Price”).

(b)	Used Material

	(i)	Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced at seventy-five percent (75%) of the New Price.

	(ii)	Other Used Material which, after reconditioning will be further serviceable for original function as good secondhand Material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

(iii)
All Other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

(c)
Obsolete Material. Any Material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Operator at a level which will result in a charge to the Joint Account equal to the value of the service to be rendered by such Material.

3.03            Premium Prices

                   Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other usual circumstances over which the Operator has no control, the Operator may charge the Joint Account for the required Material on the basis of the Operator’s direct cost and expenses incurred in procuring such Material and making it suitable for use.

3.04            Warranty of Material Furnished by the Operator

                   The Operator does not warrant the Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received by the Operator from the dealer, manufacturer or their respective agents.

ARTICLE 4
DISPOSAL OF MATERIAL

4.01            Disposition Generally

                   The Operator shall have no obligation to purchase a Participant’s interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Operator shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Section 4.2

4.02            Distribution to Participants

                   Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account on the basis provided in Section 3.2.

4.03            Sales

                   Sales of Material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the purchaser shall be charged-back to the Joint Account if and when paid.

ARTICLE 5
INVENTORIES

5.01            Periodic Inventories, Notice and Representations

                   At reasonable intervals, inventories shall be taken by the Operator, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged-to-the-Joint Account. The Operator shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Operator if it fails to be represented at such inventory.

5.02            Reconciliations and Adjustment of Inventories

                   Reconciliation of inventory with charges to the Joint Account shall be made, and a list of averages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Operator for averages and shortages, but the Operator shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.

ARTICLE 6
CREDITS

6.01            The Operator will credit the Joint Account with revenues received by the Operator as such including, for example:

(a)	collection of insurance proceeds related to the Joint Operations when the insurance premiums have been charged to the Joint Account;

(b)	sales of geologic or other information authorized by the Participants, and provided that the costs related to such data have been charged to the Joint Account;

(c)	sales of property, plant, equipment and materials of the Joint Operations in the normal course of the day-to-day business;

(d)	rentals received, refunds of customs duties or transportation claims, rebates, and other credits pertaining to Joint Operations;

(e)	credits received from third parties for the use of facilities or services of the Joint Operations;

(I)	refunds for defective equipment when the Operator receives the corresponding payments from the manufacturers or agents; and

(g)	any other credits for materials recovery or from other sources which correspond to the Joint Account.

D-l

SCHEDULE “D”

ATTACHED TO AND FORMING PART OF A JOINT VENTURE AGREEMENT
BETWEEN GRANDVIEW GOLD INC. AND MILL CITY GOLD CORP.

NET PROFITS ROYALTY

                   Pursuant to the Agreement, a Participant (the “Royalty Holder”)may be entitled to a royalty equal to 10% of the Net Profits (hereinafter called the “Net Profits Royalty”) payable by the other Participant (the “Royalty Payor”). The Net Profits Royalty shall be calculated as follows:

                   The Royalty Payor shall establish a Royalty Account to which it shall debit:

(a)	Preproduction Expenditures;

(b)	Working Capital;

(c)	Operating Losses;

(d)	Post Production Capital Expenditures;

(e)	Interest Charges; and

(f)	Reserve Charges.

                   The Royalty Payor shall apply Net Profits first to reduce the amount debited to the Royalty Account. While there is any debit balance in the Royalty Account, the Royalty Payor shall retain all Net Profits. Whenever the Royalty Account shows a credit balance, the percentage of Net Profits to which the Royalty Holder is entitled shall be distributed to the Royalty Holder and the balance shall be distributed to the Royalty Payor.

                   The Royalty Payor shall debit or credit amounts to the Royalty Account, whichever is applicable, on a monthly basis and distribution of Net Profits shall be made on an interim basis within 20 days of the end of each month. A final settlement of the distribution of Net Profits shall be made within 90 days of the end of each calendar year. The Royalty Payor shall be entitled to deduct any overpayment of Net Profits as revealed in the annual calculation for purposes to the final settlement from future payments due to the Royalty Holder. Any underpayment shall be paid forthwith.

                   As used in this Schedule, the following terms have the meaning shown below:

D-2

“Commencement of Commercial Operations” means the first day of the calendar month after the completion of 30 consecutive days of the production of the Property during which the workings portion of a mine thereon produces 60% of one-twelfth of its yearly design capacity. The Royalty Payor shall notify the Royalty Holder of the date of commencement of Commercial Operations.

“Interest Charges” means an amount obtained by applying the Prime Rate at the time the calculation is made plus one percent to the month end debit balance in the Royalty Account. For purposes hereof the monthly Prime Rate shall be the rate as at the last working day in each month. The amount so obtained shall be added to the Royalty Account at the time of calculation.

“Net Profits” means, in any month after the Commencement of Commercial Operations the amount by which Revenue exceeds Operating Costs. Prior to the Commencement of Commercial Operations, Net Profits shall be deemed to be nil.

“Operating Costs” means all costs of commercial operations categorized as “Operating” costs by generally accepted accounting practice including all taxes, royalties and other levies except for federal and provincial corporate income taxes but not including any charges for depreciation, depletion or amortization. Operating Costs shall also include a reasonable charge for administration and management but not to exceed 5% of all other Operating Costs. The determination of whether or not a cost is properly categorized as “Operating” shall be finally made by the Operator’s auditors if the parties cannot agree between themselves.

“Operating Losses” means, in any month after the Commencement of Commercial Operations, the amount by which Operating Costs exceed Revenue.

“Preproduction Expenditures” means all monies spent or paid by the Royalty Payor on or in respect of the Property prior to the commencement of Commercial Operations. Without limiting the generality of the foregoing statement, Preproduction Expenditures shall include all money spent or paid by the Royalty Payor for exploring, developing and equipping the Property for production; completing feasibility studies; maintaining the Property in good standing; constructing all facilities necessary to commence commercial operations on the Property; constructing or acquiring infrastructure or facilities off of the Property but required for commercial operations; and on making or paying for any other expenditures related to the achievement of commercial operations. The Royalty Payor shall be entitled to include as a Preproduction Expenditure a reasonable charge for management and administration which shall be computed quarterly and charged to the Royalty Account at the end of each calendar quarter. Initially, the charge for management and administration shall be an amount equal to 5% of all other expenditures and shall persist at this level until Preproduction Expenditures amount to more than $2,000,000 per year at which time the Royalty Payor shall review this amount and propose a reasonable revision.

“Post Production Capital Expenditures” means all expenditures made or paid for by the Royalty

D-3

Payor after the Commencement of Commercial Operations to acquire assets having a useful life of more than one year or on development of expansion of a mine the cost of which would be charged on a unit of production basis in accordance with generally accepted accounting practice. The categorization of an expenditure as a Post Production Capital Expenditure shall be finally made by the Operator’s auditors if the parties cannot otherwise agree.

“Reserve Charges” means an amount to be established by estimating the cost of rehabilitation which will have to be spent after commercial operations have terminated and charging a portion of that cost monthly to the Royalty Account over a reasonable period of time commencing no sooner than five years prior to the termination of commercial operations.

“Revenue” means the amount of money received by the Royalty Payor for the sale of their shares of minerals, metals or other products derived from the Property.

“Royalty Account” means the account to be established by the Royalty Payor for purposes of calculating the amount of the Royalty Holder’s Net Profits Royalty.

“Working Capital” means all monies spent or provided by the Royalty Payor for working capital prior to the date when commercial operations on the Property generate sufficient revenue to satisfy working capital requirements.

                   The Royalty Payor shall at all time maintain adequate records which shall be made available to the Royalty Holder in order that it may verify the correctness of any entries in the Royalty Account or in the determination of Net Profits. The Royalty Payor shall utilize methods for weighing and sampling ore which are generally accepted within the industry.